Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JANUARY 5, 2026

AMONG

T-MOBILE USA, INC.,

AS BORROWER,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

AND

THE LENDERS, SWINGLINE LENDERS AND L/C ISSUERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS1, UBS SECURITIES, LLC AND WELLS FARGO SECURITIES, LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,

BARCLAYS BANK PLC, CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, UBS SECURITIES, LLC AND WELLS FARGO SECURITIES, LLC,

AS SYNDICATION AGENTS,

BANCO SANTANDER, S.A., NEW YORK BRANCH, BNP PARIBAS, COMMERZBANK AG, NEW YORK BRANCH, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, ING BANK N.V., DUBLIN BRANCH, MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL WESTMINSTER BANK PLC, PNC BANK, NATIONAL ASSOCIATION, SOCIETE GENERALE, SUMITOMO MITSUI BANKING CORPORATION, THE BANK OF NOVA SCOTIA, THE TORONTO-DOMINION BANK, NEW YORK BRANCH, TRUIST BANK AND U.S. BANK NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENTS

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		90

3.01	Taxes	90
3.02	Illegality	95
3.03	Alternate Rate of Interest	96
3.04	Increased Costs; Reserves on Term Benchmark Loans	99
3.05	Compensation for Losses	101
3.06	Mitigation Obligations; Replacement of Lenders	101
3.07	Survival	102

ARTICLE IV. CONDITIONS PRECEDENT		102

4.01	Conditions to Closing Date	102
4.02	[Reserved]	105
4.03	Conditions to all Credit Extensions on and after the Closing Date	105

ARTICLE V. REPRESENTATIONS AND WARRANTIES		106

5.01	Corporate Existence, Compliance with Law	106
5.02	Power; Authorization; Enforceable Obligations	106
5.03	No Legal Bar	106
5.04	Financial Statements; No Material Adverse Effect	107
5.05	Litigation	107
5.06	Taxes	107
5.07	ERISA	108
5.08	Margin Regulations; Investment Company Act	109
5.09	Patriot Act; FCPA; OFAC; Sanctions	109
5.10	[Reserved]	110
5.11	EEA/UK Financial Institutions	110
5.12	Beneficial Ownership Regulation	110

ARTICLE VI. AFFIRMATIVE COVENANTS		110

6.01	Financial Statements	110
6.02	Certificates; Other Information	111
6.03	Notices	112
6.04	Payment of Taxes	112
6.05	Preservation of Existence, Etc.	113
6.06	Compliance with Laws	113

6.07	Books and Records; Inspection Rights	113
6.08	Use of Proceeds	113
6.09	Designation of Subsidiaries	113

ARTICLE VII. NEGATIVE COVENANTS		114

7.01	Liens	114
7.02	Fundamental Changes	116
7.03	Sanctions and Anti-Corruption	116
7.04	Leverage Ratio	116

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		116

8.01	Events of Default	116
8.02	Remedies Upon Event of Default	119
8.03	Application of Funds	120

ARTICLE IX. ADMINISTRATIVE AGENT		121

9.01	Authorization and Action	121
9.02	Administrative Agent’s Reliance, Limitation of Liability, Etc.	124
9.03	Posting of Communications	125
9.04	The Administrative Agent Individually	127
9.05	Successor Administrative Agent	127
9.06	Acknowledgements of Lenders and L/C Issuers	128
9.07	Erroneous Payments	128
9.08	Withholding Tax	130
9.09	Acknowledgements of Lenders and L/C Issuers	130
9.10	Borrower Communications	131

ARTICLE X. MISCELLANEOUS		132

10.01	Amendments, Etc.	132
10.02	Notices; Effectiveness; Electronic Communication	134
10.03	No Waiver; Cumulative Remedies; Enforcement	135
10.04	Expenses; Indemnity; Limitation of Liability; Damage Waiver	136
10.05	Payments Set Aside	139
10.06	Successors and Assigns	139
10.07	Treatment of Certain Information; Confidentiality	144
10.08	Right of Setoff	146
10.09	Interest Rate Limitation	147
10.10	Counterparts; Integration; Effectiveness; Electronic Execution	147

10.11	Survival of Representations and Warranties	148
10.12	Severability	149
10.13	Replacement of Lenders	149
10.14	Governing Law; Jurisdiction; Etc.	150
10.15	Waiver of Jury Trial	151
10.16	No Advisory or Fiduciary Responsibility	151
10.17	[Reserved]	152
10.18	USA PATRIOT Act	152
10.19	Judgment Currency	152
10.20	ENTIRE AGREEMENT	153
10.21	Lender ERISA Representation	153
10.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	154
10.23	Acknowledgement Regarding Any Supported QFCs	155
10.24	Amendment and Restatement	156
10.25	Release of Subsidiary Guarantors	156

SCHEDULES

1.01(a)	Letter of Credit Commitments
1.01(b)	Swingline Commitments
1.01(c)	Existing Financing Subsidiaries
2.01	Commitments
2.18	Sustainability Table
3.03	Governmental Requirements
3.04	Consents, Approvals, Registrations and Filings
4.01	Legal Opinions
6.09	Unrestricted Subsidiaries

EXHIBITS

A	Form of Loan Notice
B	[Reserved]
C	Form of Note
D	Form of Assignment and Assumption
E-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
E-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
F	[Reserved]
G	Form of Notice of Loan Prepayment
H	Form of Compliance Certificate

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of January 5, 2026, among T-Mobile USA, Inc., a Delaware corporation (the “Borrower”), each Lender from time to time party hereto, each Swingline Lender from time to time party hereto, each L/C Issuer from time to time party hereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower is party to that certain Amended and Restated Credit Agreement, dated as of October 17, 2022 (as amended, modified and supplemented prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend and restate the Existing Credit Agreement to (a) increase the Commitments thereunder to an aggregate principal amount of $10,000,000,000, to be made available to the Borrower at any time during the Availability Period, (b) extend the Maturity Date to January 5, 2031, (c) adjust certain pricing terms and (d) make certain other changes as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lenders” has the meaning specified in Section 2.16(a).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any Agreed Currency, the Administrative Agent’s address and, as appropriate, account as separately provided to the Borrower with respect to such Agreed Currency, or such other address or account with respect to such Agreed Currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adjusted Term CORRA” means, with respect to any Term Benchmark Loan denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month Interest Period or 0.32138% for a three month Interest Period; provided that, if Adjusted Term CORRA as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of calculating such rate.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning specified in Section 10.04(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currencies” means U.S. Dollars and each Alternative Currency.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means, Euro, Sterling, Canadian Dollars, Swiss Francs and each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.06.

“Ancillary Document” has the meaning specified in Section 10.10.

“Applicable Parties” has the meaning specified in Section 9.03(c).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the tenth decimal place) of the Facility represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender with respect to the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Ratings as set forth below:

Pricing Level	Debt Ratings S&P /Moody’s /Fitch	Facility		Unused Line Fee
		Term Benchmark Loans / RFR Loans	Base Rate Loans / Canadian Prime Rate Loans (if applicable pursuant to Section 3.03)
1	≥ A+ /A1 /A+	0.600%	0.000%	0.040%
2	A /A2 /A	0.700%	0.000%	0.050%
3	A- / A3 / A-	0.750%	0.000%	0.060%
4	BBB+ / Baa1 / BBB+	0.875%	0.000%	0.075%
5	< BBB /Baa2 / BBB	1.000%	0.000%	0.080%

For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Debt Rating, the Applicable Rate shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Debt Rating, the Applicable Rate will be set in accordance with pricing level 5; (c) if the ratings established by S&P, Moody’s and Fitch fall within different levels, the Applicable Rate shall be based upon the highest rating (with pricing level 1 being the highest and pricing level 5 being the lowest), unless the lowest of such ratings is more than one level below the highest of such ratings, in which case the Applicable Rate shall be the level that is one level lower than the highest of all such ratings; (d) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date that is one (1) business day after the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Notwithstanding the foregoing, the Applicable Rate may be increased or decreased in accordance with Section 1.11.

“Applicable Time” means, with respect to any Borrowings, L/C Credit Extensions and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment. In advance of the initial issuance of a Letter of Credit in any Alternative

Currency, the applicable L/C Issuer shall provide the Borrower and the Lenders with written notice of the Applicable Time for any L/C Credit Extensions and payments in such Alternative Currency; provided, such L/C Issuer may, upon written notice to the Borrower and the Lenders delivered at least one Business Day in advance of the effectiveness of any update, update the Applicable Time for L/C Credit Extensions and payments in such Alternative Currency. In the event no such notice is delivered by the applicable L/C Issuer, the Applicable Time with respect to such L/C Credit Extensions or the applicable payments shall be the time specified herein for L/C Credit Extensions and payments in U.S. Dollars.

“Approved Borrower Portal” has the meaning specified in Section 9.10.

“Approved Electronic Platform” has the meaning specified in Section 9.03(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender (or any Affiliate of such entity).

“Arrangers” means JPMorgan Chase Bank, N.A., and each other institution listed as a joint lead arranger on the cover hereto, each in their capacity as joint lead arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assignment Threshold” means, with respect to any assignment to a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, that the aggregate amount of Loans and Commitments held by such Lender, its Affiliates and Approved Funds collectively is in excess of 15.0% of the Aggregate Commitments.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination in whole of the Commitments pursuant to Section 2.06, and (c) the date of termination in whole of the commitments of all Lenders to make Loans and of the obligation of all L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

“Bail-In Action” means, as to any Affected Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of such Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. Section 1.1 et seq.) or any similar federal or state law for the relief of debtors.

“Base Rate” means for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For purposes of clause (c) above, the Term SOFR on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such Term SOFR shall be less than 0.00%, such Term SOFR shall be deemed to be 0.00%. Any change in the Base Rate due to a change in the NYFRB Rate, the Prime Rate or the Term SOFR shall be effective from and including the effective date of such change in the NYFRB Rate, the Prime Rate or the Term SOFR, as the case may be. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then for purposes of clause (c) above the Term SOFR shall be deemed to be zero. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Borrowing” means any Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in U.S. Dollars.

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the Relevant Rate for Loans denominated in such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1) in the case of any Loan denominated in U.S. Dollars, the Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, the definition of “RFR Business Day”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent determines in its reasonable discretion may be appropriate to reflect the adoption and implementation of the applicable Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning specified in Section 10.23(b).

“Board of Directors” means:

(a) with respect to a corporation or exempted company, the board of directors of the corporation or exempted company or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors or managing member of the general partner of the partnership;

(c) with respect to a limited liability company, the manager, managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bookrunners” means JPMorgan Chase Bank, N.A., and each other institution listed as a joint bookrunner on the cover hereto, each in their capacity as joint bookrunners.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Communications” means, collectively, any borrowing request, interest election request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and in the same Agreed Currency under the Facility, made, converted or continued on the same date and, in the case of Term Benchmark Loans, having the same Interest Period or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing of Base Rate Loans, US$500,000, (b) in the case of a Borrowing of Term Benchmark Loans denominated in U.S. Dollars, US$1,000,000 and (c) in the case of a Borrowing denominated in an Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 500,000 units of such Alternative Currency and that has a U.S. Dollar Equivalent of US$1,000,000 or more.

“Borrowing Multiple” means (a) in the case of a Borrowing of Base Rate Loans, US$100,000, (b) in the case of a Borrowing of Term Benchmark Loans denominated in U.S. Dollars, US$500,000 and (c) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 500,000 units of such Alternative Currency and that has a U.S. Dollar Equivalent of US$500,000 or more.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks are authorized to remain closed under the Laws of, or are in fact closed in, New York City, New York; provided that (a) when used in relation to Loans denominated in Euro or in relation to the calculation or computation of the EURIBO Rate, such day shall also be a TARGET Day, (b) when used in relation to Loans denominated in Canadian Dollars or in relation to the calculation or computation of Term CORRA, such day shall also be a day on which banks are open for business in Toronto and (c) when used in relation to any RFR Loan, or any other dealings in the applicable Alternative Currency of such RFR Loan, such day shall also be an RFR Business Day.

“Canadian Dollar” and “C$” mean the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) Adjusted Term CORRA for a one-month Interest Period as published two (2) Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day), plus

1.00% per annum; provided, that if any of the above referenced rates shall result in the Canadian Prime Rate being less than 1.00%, the Canadian Prime Rate shall be deemed to be 1.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or Adjusted Term CORRA shall be effective from and including the effective date of such change in the PRIMCAN Index or Adjusted Term CORRA, respectively.

“Canadian Prime Rate Borrowing” means, if applicable pursuant to Section 3.03, any Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” means, if applicable pursuant to Section 3.03, a Loan that bears interest at a rate based on the Canadian Prime Rate.

“Captive Insurance Subsidiary” means any direct or indirect Subsidiary of Borrower that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:

(a) United States dollars, pounds sterling, euros, Canadian dollars, Swiss francs, the national currency of any member state of the European Union or any other foreign currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of the United States of America, Canada, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada, the United Kingdom, Switzerland or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(c) demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or by any political subdivision or agency or instrumentality of the foregoing, rated at least “A” (or the equivalent thereof) by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(g) auction rate securities rated at least “AA-” or “Aa3” (or the equivalent thereof) by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(h) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (a) through (g) of this definition;

(i) any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(j) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” to the extent enacted, adopted or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and the Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 3.04.

“Change of Control” means the occurrence of any of the following:

(a) Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of Parent (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of Parent having a majority of the aggregate votes on the Board of Directors of Parent, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint directors of Parent having a majority of the aggregate votes on the Board of Directors of Parent; or

(b) the Borrower shall cease to be a direct or indirect subsidiary of Parent.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of such Parent Entity having a majority of the aggregate votes on the Board of Directors of such Parent Entity.

“Change of Control Triggering Event” means the occurrence of both a (a) Change of Control and (b) Rating Decline.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the U.S. Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Closing Date, the initial aggregate amount of Commitments was $10,000,000,000.

“Commitment Increases” has the meaning specified in Section 2.17(a).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 9.03, including through an Approved Electronic Platform.

“Company Materials” has the meaning specified in Section 6.02.

“Competitor” has the meaning specified in Section 10.06(b)(vi).

“Compliance Certificate” means a certificate duly executed by a Financial Officer, substantially in the form of Exhibit H.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(c) depreciation, amortization (including, non-cash impairment charges and any write-off or write-down or amortization of intangibles) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expense in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(d) any nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (i) any fees, expenses and costs relating to any Permitted Tower Financing or any Permitted Spectrum Financing, (ii) any fees, expenses (including legal and professional expenses) or charges (not covered under sub-clause (iv) below) related to any sale or offering of Equity Interests of such Person or Parent or any investment, acquisition, disposition, dividend, distribution, return of capital, recapitalization or the incurrence of any Indebtedness not prohibited from being be incurred hereunder, including refinancing thereof or the offering, amendment or modification of any debt instrument (in each case, whether or not successful and whether or not incurred prior to the Closing Date), (iii) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (iv) any fees or expenses relating to the Transactions, and the transactions contemplated in this Agreement, including any fees, expenses or charges related to any Commitment Increases, Loan Modification Offers or any other amendment or modification of this Agreement or any other Loan Document (in each case, whether or not successful) and (v) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, and costs in connection with strategic initiatives, transition costs and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(e) losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing; plus

(f) the amount of installment payments for IP transit services paid in connection with the Wireline Sale, in an aggregate amount not to exceed (i) $350,000,000 during the first year after the closing of the Wireline Sale and (ii) $350,000,000 over the subsequent forty-two months; plus

(g) the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring, other operational changes or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps have been, will be or are expected to be taken within 24 months after (x) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring or initiative is initiated on or prior to the Closing Date, the Closing Date or (y) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated after the Closing Date, the date on which such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring other operational changes or initiative is initiated and (B) no cost savings, operating expense reductions, restructuring charges and expense or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Leverage Ratio”); provided, further, that the aggregate amount added back pursuant to this clause (g) (excluding addbacks for restructuring and other one-time costs) shall not cumulatively exceed 25% of Consolidated EBITDA for any Test Period (with such calculation being made prior to giving effect to any increase pursuant to this clause (g)); minus

(h) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means with respect to any Person for any period, the sum of, without duplication:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Financing Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(b) [reserved]; plus

(c) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); plus

(d) the product of (x) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, (i) any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof), (ii) annual agency fees paid to the administrative agents and collateral agents or similar agents under this Agreement or other credit facilities, (iii) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (iv) costs associated with obtaining Swap Contracts, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (vi) penalties and interest relating to taxes, (vii) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (viii) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (ix) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (xi) interest expense attributable to a parent entity resulting from push-down accounting, and (xii) any lease, rental or other expense in connection with a non-financing lease.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b) [reserved];

(c) the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment), in each case, will be excluded;

(d) unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded;

(e) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded;

(f) all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition prior to or after the Closing Date (including integration costs), including all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of capital stock or warrants or options to purchase capital stock, will be excluded;

(g) any fees and expenses, including prepayment premiums and similar amounts, incurred during such period, or any amortization thereof for such period, in connection with any equity issuance, acquisition, disposition, recapitalization, investment, asset sale, issuance or repayment of Indebtedness (including any issuance of notes), financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed), will be excluded;

(h) any gains and losses from any early extinguishment of Indebtedness will be excluded;

(i) any gains and losses from any redemption or repurchase premiums paid with respect to Indebtedness will be excluded; and

(j) any write-off or amortization of deferred financing costs (including the amortization of original issue discount) associated with Indebtedness will be excluded.

“Consolidated Net Indebtedness” means, as of any time of determination, (a) the aggregate principal amount of Indebtedness for Borrowed Money of the Borrower and its Restricted Subsidiaries and guaranty obligations of the Borrower and its Restricted Subsidiaries in respect of such Indebtedness minus (b) all unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries; provided that Consolidated Net Indebtedness shall not include (x) non-recourse debt in respect of securitization transactions, including Indebtedness incurred in connection with a Permitted Receivables Financing, Permitted Tower Financing, Permitted Spectrum Financing or other special purpose entity financing, (y) obligations in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (z) Indebtedness constituting Financing Lease Obligations, purchase money debt or other similar Indebtedness.

“Consolidated Subsidiaries” means, with respect to any Person, each other Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such first Person in accordance with GAAP.

“Consolidated Total Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP, as determined on a pro forma basis for acquisitions, dispositions and Pro Forma Transactions.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” has the meaning specified in Section 10.23(b).

“Covered Party” has the meaning specified in Section 10.23(a).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Crown Towers Transaction Agreements” means (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified or supplemented from time to time) among the Borrower, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Borrower; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Daily Simple SARON” means, for any day (a “SARON Interest Day”) with respect to any Loan denominated in Swiss Francs, an interest rate per annum equal to the greater of (a) SARON for the day that is five RFR Business Days prior to (i) if such SARON Interest Day is an RFR Business Day, such SARON Interest Day or (ii) if such SARON Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SARON Interest Day and (b) zero.

“Daily Simple SOFR” means, for any day (a “SOFR Interest Day”) with respect to any Loan denominated in U.S. Dollars, a rate per annum equal to the greater of (a) SOFR for the day that is five RFR Business Days prior to (i) if such SOFR Interest Day is an RFR Business Day, such SOFR Interest Day or (ii) if such SOFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Interest Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator Website and (b) zero.

“Daily Simple SOFR Borrowing” means, if available pursuant to Section 3.03, any Borrowing comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan” means, if available pursuant to Section 3.03, a Loan that bears interest at a rate based on the Daily Simple SOFR.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”) with respect to any Loan denominated in Sterling, an interest rate per annum equal to the greater of (a) SONIA for the day that is five RFR Business Days prior to (i) if such SONIA Interest Day is an RFR Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SONIA Interest Day and (b) zero.

“Debt Rating” means, as of any date of determination, the rating as determined by the applicable Rating Agency of the Borrower’s non-credit-enhanced, senior unsecured long-term debt that (x) was issued or incurred on or after April 9, 2020, (y) is guaranteed by the same guarantors that guarantee the Facility and (z) includes covenants not materially more restrictive, taken as a whole, to the Borrower and any restricted subsidiaries than the covenants set forth in that certain indenture dated September 15, 2022, between Deutsche Bank Trust Company Americas, as trustee, and T-Mobile USA, Inc., as the issuer, and T-Mobile US, Inc., as a guarantor; provided that if no such rating exists on such date of determination, the Debt Rating for the applicable Rating Agency shall be the corporate rating of the Rated Entity issued by such Rating Agency.

“Debtor Relief Laws” means Title 11, U.S. Code or any similar federal, foreign or state law for the relief of debtors.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Loans that are Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term Benchmark Loan, an RFR Loan or, in each case, any interest thereon, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Loans that are Term Benchmark Loans plus 2% per annum.

“Default Right” has the meaning specified Section 10.23(b).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Swingline Lender, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swingline Loans and Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Swingline Lender or any L/C Issuer, as applicable, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent in consultation with the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Swingline Lenders, the L/C Issuers and each other Lender promptly following such determination.

“disposition” or “dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” has the meaning specified in Section 10.06(b)(vi).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iv) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iv)).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, pollution, the environment or the preservation or reclamation of natural resources, in effect at any time, including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person (other than, prior to the date of conversion, Indebtedness that is convertible into Equity Interests) or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which, together with Borrower or any of its Subsidiaries, would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a Reportable Event, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which would be reasonably likely to constitute grounds under section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan.

“ESG Amendment” has the meaning assigned to such term in Section 2.18(a).

“ESG Pricing Provisions” has the meaning assigned to such term in Section 2.18(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means a rate per annum equal to the euro interbank offered rate administered by the European Money Market Institute (or any other Person that takes over the administration of such rate) for the applicable period, as displayed (before any correction, recalculation or republication by the administrator) on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the EURIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero.

“EURIBOR Borrowing” means any Borrowing comprised of EURIBOR Loans.

“EURIBOR Loan” means a Loan that bears interest at a rate based on the EURIBO Rate.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Subsidiary” means any Subsidiary of Parent that is, at any time of determination, (i) not a Wholly-Owned Subsidiary, (ii) an Immaterial Subsidiary, (iii) a Foreign Subsidiary, (iv) a Domestic Subsidiary that is (x) a FSHCO or (y) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (v) an Unrestricted Subsidiary, (vi) a not-for-profit Subsidiary, (vii) a Captive Insurance Subsidiary, (viii) a special purpose securitization vehicle (or similar entity), including any Permitted Receivables Financing Subsidiary, any Permitted Spectrum Financing Subsidiary or any Permitted Tower Financing Subsidiary, or any of their respective Subsidiaries, (ix) prohibited from guaranteeing the Obligations by any applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or by any contractual requirement existing on the Closing Date or on the date of the acquisition of such Subsidiary or the date such Subsidiary became a Restricted Subsidiary (not created in contemplation of such acquisition or of such Restricted Subsidiary becoming a Restricted Subsidiary) (and for so long as such restriction or any replacement or renewal thereof is in effect), including any requirement to obtain the consent, approval, license or authorization of a Governmental Authority or third party (other than a Loan Party or Wholly-Owned Restricted Subsidiary) (unless such consent, approval, license or authorization has been obtained), (x) [reserved], (xi) with respect to which the provision of a guarantee would, in the reasonable good faith determination of the Borrower in consultation with the Administrative Agent, be expected to result in materially adverse tax or regulatory consequences to the Borrower, Parent or any of their respective Subsidiaries or (xii) with respect to which the Borrower and the Administrative Agent reasonably agree that the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded thereby; provided that, notwithstanding the foregoing, (i) the Borrower may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor (and shall cause such Subsidiary to become party to the Guarantee Agreement) and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualifies as an Excluded Subsidiary pursuant to any of clauses (i) through (xii) above), upon which re-designation such Subsidiary shall automatically be released from its guarantee in accordance with Section 10.25(c); provided that, in the case of any designation (or re-designation) of any Subsidiary that is not a Domestic Subsidiary as a Subsidiary Guarantor, (x) the jurisdiction of such Subsidiary shall be reasonably satisfactory to the Administrative Agent and (y) the Administrative Agent shall have received at least 3 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor, all documentation and other information required by regulatory authorities with respect to such Subsidiary under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case as reasonably requested by the Administrative Agent at least 10 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor and (ii) no Subsidiary of Parent that provides a guarantee of the Existing T-Mobile Notes shall constitute an Excluded Subsidiary.

“Exchange Rate” means on any day, for purposes of determining the U.S. Dollar Equivalent of any Alternative Currency, the rate at which such Alternative Currency may be exchanged into U.S. Dollars at the time of determination on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any L/C Issuer or any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of an L/C Issuer or a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan, Letter of Credit Commitment or Commitment pursuant to a law in effect on the date on which (i) such L/C Issuer or Lender acquires such interest in the Letter of Credit Commitment or Commitment, as applicable (or, to the extent such L/C Issuer or Lender, as applicable, did not issue a Letter of Credit or fund an applicable Loan pursuant to a prior Letter of Credit Commitment or Commitment, as applicable, on the date on which such L/C Issuer or Lender, as applicable, acquires its interest in such Letter of Credit or Loan, as applicable), other than pursuant to an assignment request by the Borrower under Section 3.06(b) or (ii) such L/C Issuer or Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such L/C Issuer’s or Lender’s assignor immediately before such L/C Issuer or Lender, as applicable, acquired the applicable interest in such Letter of Credit, Loan or Commitment or to such L/C Issuer or Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) or (f), as applicable, (d) any Taxes imposed under FATCA and (e) any U.S. backup withholding Taxes imposed under Section 3406 of the Code. For purposes of clause (b)(i) of this definition, a participation acquired pursuant to Section 2.13 shall be treated as having been acquired on the date(s) on which the applicable L/C Issuer or Lender acquired the applicable interests in the Letter of Credit Commitments, Commitments or Loans to which such participation relates.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Receivables Financing Subsidiaries” means each Subsidiary designated as an “Existing Receivables Financing Subsidiary” on Schedule 1.01(c) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum Financing Documents” means the Existing Sprint Spectrum Notes, the Existing Sprint Spectrum Indenture, the Initial Spectrum Performance Agreement, dated as of October 27, 2016, among certain of the Existing Sprint Spectrum Subsidiaries, Sprint Communications LLC (formerly Sprint Communications, Inc.) and the other parties thereto, each “Transaction Document” (as defined in the Existing Sprint Spectrum Indenture) and each other document related thereto, in each case as amended, supplemented or otherwise modified from time to time.

“Existing Sprint Spectrum Indenture” means the Indenture, dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time, including as supplemented with respect to each series of Existing Sprint Spectrum Notes.

“Existing Sprint Spectrum Issuers” means Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC and their successors and assigns.

“Existing Sprint Spectrum Notes” means the Existing Sprint Spectrum Issuers’ Series 2018-1 5.152% Senior Secured Notes, Class A-2, Series 2016-1 3.360% Senior Secured Notes, Class A-1, and any other note or series of notes issued under the Existing Sprint Spectrum Indenture from time to time.

“Existing Sprint Spectrum Subsidiaries” means each Subsidiary designated as an “Existing Sprint Spectrum Subsidiary” on Schedule 1.01(c) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum Transaction” means the transactions contemplated by the Existing Sprint Spectrum Financing Documents, including the issuance of any Existing Sprint Spectrum Notes.

“Existing T-Mobile Notes” means the senior notes issued by the Borrower and outstanding as of the Closing Date.

“Existing Tower Financing Subsidiaries” means each Subsidiary designated as an “Existing Tower Financing Subsidiary” on Schedule 1.01(c) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Facility” means the Commitments, the Loans and the L/C Obligations.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (and any related law, regulations, or other official guidance enacted in a non-U.S. jurisdiction) implementing the foregoing.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses” means all licenses or permits now or hereafter issued by the FCC.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, director of treasury, controller or other similar officer of such Person or, in the absence of the foregoing, a director, manager or similar officer of such Person.

“Financing Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a financing lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“Fitch” means Fitch Ratings, a business segment of Fitch Group, Inc. and its successors.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any applicable Benchmark.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer or Swingline Lender, such Defaulting Lender’s Applicable Percentage of (a) the Outstanding Amount of all outstanding L/C Obligations relating to such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) the aggregate principal amount of all Swingline Loans made by such Swingline Lender outstanding at such time.

“FSHCO” means any Subsidiary of Parent that owns no material assets (directly or through Subsidiaries) other than Equity Interests (or Equity Interests and Indebtedness) in one or more Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as in effect on the date of any calculation or determination required under this Agreement. Notwithstanding the foregoing, (i) at any time, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement) and (ii) the Borrower, on any date may elect to establish that GAAP shall mean GAAP as in effect on such date; provided that any such election, once made, shall be irrevocable; provided, further that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority, including but not limited to FCC Licenses.

“Governmental Requirement” means any applicable law, treaty, statute, code, ordinance, order, determination, rule, regulation, common law, judgment, decree, injunction, franchise, Governmental Authorization, certificate, or other directive or requirement, whether now or hereinafter in effect.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, however, that the term guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement” means the Second Amended and Restated Guarantee Agreement, dated the date hereof, by and among the Guarantors in favor of the Administrative Agent, which amends and restates that certain Amended and Restated Guarantee Agreement, dated as of October 17, 2022, as amended, supplemented or otherwise modified prior to the date hereof.

“Guarantee Release Event” means, in the case of any Subsidiary Guarantor, the first date on which, immediately following the release of each such Guarantor’s guarantee under the Facility and any concurrent releases of other guarantees by such Subsidiary Guarantor, the aggregate principal amount of Indebtedness for Borrowed Money of Restricted Subsidiaries that are not Subsidiary Guarantors and not Excluded Subsidiaries that would remain incurred or issued and outstanding would not exceed $2,000,000,000.

“Guarantor Obligations” has the meaning specified in the Guarantee Agreement.

“Guarantors” means Parent and each Subsidiary Guarantor; provided that upon the release or discharge of any Subsidiary Guarantor from its Guarantor Obligations in accordance with Section 10.25 and the terms of the Guarantee Agreement, such Person shall cease to be a Guarantor.

“Hazardous Materials” means (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Swap Contracts.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that at any time has Consolidated Total Assets accounting for less than 2.50% of the Borrower’s Consolidated Total Assets; provided that the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed 5.00% of the Borrower’s Consolidated Total Assets.

“Increase Effective Date” has the meaning specified in Section 2.17(d).

“Incremental Arranger” has the meaning specified in Section 2.17(b).

“Incremental Facility Amendment” has the meaning specified in Section 2.17(f).

“Indebtedness” means, with respect to any specified Person, without duplication,

(a) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments;

(iii) in respect of letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances;

(iv) representing Financing Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(vi) representing any Hedging Obligations; and

(b) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transactions,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; (4) any obligation arising from any agreement providing for indemnities, guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; (5) Standard Securitization Undertakings and obligations incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Parent, the Borrower or any of its Restricted Subsidiaries other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings; (6) accruals for payroll and other liabilities accrued in the ordinary course of business; (7) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; (8) all intercompany liabilities among the Borrower and/or the Restricted Subsidiaries having a term not exceed 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business and (9) any operating lease that must be recognized on the balance sheet of such Person as a lease liability and right-of-use asset in accordance with the Financial Accounting Standards Board Update No. 2016-02, dated February 2016 (Leases (Topic 842)), which adopts Accounting Standards Codification 842.

The amount of any Indebtedness outstanding as of any date will be (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, (b) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time, (c) the principal amount of the Indebtedness, in the case of any other Indebtedness and (d) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (i) the fair market value of such assets at the date of determination and (ii) the amount of the Indebtedness of the other Person.

“Indebtedness for Borrowed Money” means Indebtedness described under clauses (a)(i) and (a)(ii) of the definition thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Intra-Company Spectrum Lease Agreement” means the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, by and among, inter alia, various SpectrumCo1 entities, as lessors, Sprint Communications, LLC (formerly Sprint Communications, Inc.), as lessee, Sprint Corporation and the other guarantors party thereto (as amended from time to time).

“Initial Spectrum Performance Agreement” means the SCI Payment and Performance Undertaking Agreement, dated as of October 27, 2016, between Sprint Communications, Inc., Sprint LLC (formerly Sprint Corporation), the other grantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (as amended from time to time).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, trade dress, domain names, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means, (a) as to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan or, if applicable pursuant to Section 3.03, any Canadian Prime Rate Loan, (i) for interest accrued through and including the last day of March, June, September and December of each year, the last Business Day of each March, June, September and December, and (ii) the Maturity Date; (c) as to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date; and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, as to each Term Benchmark Loan, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan and ending on the date that is one, three or six (other than in the case of Loans denominated in Canadian Dollars) months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less as is requested by the Borrower and consented to by all the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Interest Period of one month or longer, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period of one month or longer that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date then in effect.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in U.S. Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed or refinanced as a Borrowing, in each case, on the date required pursuant to Section 2.03(c). All L/C Borrowings shall be denominated in U.S. Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means (a) each Lender identified on Schedule 1.01(a) and (b) each Lender that shall have become an L/C Issuer hereunder as provided in Section 2.03(l) (other than any Person that shall have ceased to be an L/C Issuer as provided in Section 2.03(m)), each in its capacity as an issuer of Letters of Credit hereunder; provided that each L/C Issuer may perform its obligations hereunder through one or more of its Affiliates.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP or the exclusion of Article 36 of the UCP, as applicable, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning specified in Section 1.13.

“LCT Test Date” has the meaning specified in Section 1.13.

“Lender-Related Person” has the meaning assigned to it in Section 10.04(d).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall become a party hereto pursuant to an Assignment and Assumption that holds a Commitment or a Loan and any other Person that shall have become a party hereto pursuant to an Incremental Facility Amendment in accordance with Section 2.17, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender and each L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued, at the option of the Borrower, in U.S. Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Commitment” means, as to any L/C Issuer, the obligation of such L/C Issuer to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount not to exceed the amount set forth opposite such L/C Issuer’s name on Schedule 1.01(a), or, for any L/C Issuer becoming an L/C Issuer after the Closing Date, such amount as is separately agreed to in a written agreement between the Borrower and such L/C Issuer (which such agreement shall be promptly delivered to the Administrative Agent following execution).

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the greater of (a) $1,500,000,000 and (b) the aggregate Commitments of all L/C Issuers. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“Leverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Net Indebtedness of the Borrower at such time to (b) Consolidated EBITDA of the Borrower, as of the last day of the most recently completed four consecutive fiscal quarters of the Borrower prior to such date of computation for which financial statements have been delivered pursuant to Section 6.01.

For purposes of making the calculation above:

(a) pro forma effect shall be given to Pro Forma Transactions (including giving pro forma effect to any related financing transactions and the application of proceeds of any Pro Forma Transactions) that occur during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Leverage Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(b) pro forma effect shall be given to any transaction (including the application of proceeds thereof) that has been made by any Person that has become a Restricted Subsidiary of the Borrower or has been merged with or into the Borrower or any Restricted Subsidiary during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Leverage Ratio is to be calculated and that would have constituted a Pro Forma Transaction had such transactions occurred when such Person was a Restricted Subsidiary, as if such transaction was a Pro Forma Transaction that occurred on the first day of such four-quarter period;

(c) to the extent that the pro forma effect of any transaction is to be made pursuant to clause (a) or (b) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of “Consolidated Net Income”;

(d) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (a) and (b) above) which disposition or discontinuation, as applicable, has been completed prior to the date on which the Leverage Ratio is to be calculated, shall be excluded;

(e) any Person that is a Restricted Subsidiary on the date on which the Leverage Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(f) any Person that is not a Restricted Subsidiary on the date on which the Leverage Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Leverage Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Leverage Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four-quarter reference period.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any acquisition or other investment (including an acquisition of Spectrum or other assets) or irrevocable debt repurchase or redemption by the Borrower or one or more of its Restricted Subsidiaries, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Guarantee Agreement, each Note, any Permitted Amendment, each Issuer Document, any fee letter executed and delivered in conjunction with this Agreement and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.16.

“Loan Modification Offer” has the meaning specified in Section 2.16(a).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans denominated in U.S. Dollars or, if applicable, Canadian Dollars from one Type to another, or (c) a continuation of Term Benchmark Loans, in each case, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means the Borrower and the Guarantors.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under any Loan Document.

“Material Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Maturity Date” means the later of (a) January 5, 2031 and (b) if the maturity of the Facility is extended pursuant to Section 2.16, such extended maturity date with respect to the applicable Accepting Lenders as determined pursuant to such Section; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Maximum Secured Debt Limit” means, as of any date of computation thereof, an amount equal to the greater of (a) $20,900,000,000 and (b) 10% of Consolidated Total Assets as of the last day of the most recently completed four consecutive fiscal quarters of Parent prior to such date of computation for which financial statements have been delivered pursuant to Section 6.01.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 101%, or, in the case of Letters of Credit denominated in an Alternative Currency, 103%, of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 101%, or, in the case of Letters of Credit denominated in an Alternative Currency, 103%, of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount reasonably determined by the Administrative Agent and the L/C Issuers in their sole discretion (which amount may be 0%).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock accretion or dividends, excluding however:

(a) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with:

(i) dispositions of assets (other than in the ordinary course of business); or

(ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Non-Accepting Lender” has the meaning specified in Section 2.16(c).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Nonrecourse Obligation” means indebtedness or other Obligations substantially related to (a) the acquisition of assets (other than Spectrum) not previously owned by the Borrower or any of its Subsidiaries or (b) the financing of a project involving the development or expansion of properties (other than Spectrum) of the Borrower or any of its Subsidiaries, as to which the obligee with respect to such indebtedness or Obligation has no recourse to the Borrower or any of its Subsidiaries or any assets of the Borrower or any of its Subsidiaries other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit C.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent in its reasonable discretion (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate of formation or organization, limited liability company agreement or operating agreement or other applicable governing agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, exempted limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Original Closing Date” means April 1, 2020.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means (a) with respect to Loans on any date, the U.S. Dollar Equivalent of the aggregate outstanding principal amount of such Loans on such date after giving effect to any Borrowings and prepayments or repayments of such Loans occurring on such date, and (b) with respect to any L/C Obligations on any date, the U.S. Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the NYFRB Rate and (b) with respect to any amount denominated in any Alternative Currency, an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” means T-Mobile US, Inc., a Delaware corporation, together with its successors by merger or consolidation.

“Parent Entity” means any Person that, with respect to another Person, owns more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of such other Person having a majority of the aggregate votes on the Board of Directors of such other Person.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 10.18.

“Payment” has the meaning specified in Section 9.07(a).

“Payment Default” has the meaning specified in Section 8.01(e)(i).

“Payment Notice” has the meaning specified in Section 9.07(b).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents effected in connection with a Loan Modification Offer pursuant to Section 2.16, applicable to all, or any portion of, the Loans and/or Commitments of the Facility of the Accepting Lenders providing for (a) an extension of a maturity date with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders, (c) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders, and/or (d) additional covenants or other provisions applicable only to periods after the Maturity Date at the time of such Loan Modification Offer or also added for the benefit of any Loans and/or Commitments of the Facility remaining outstanding after the issuance or incurrence of such Loans and/or Commitments (it being understood that no consent shall be required by the Administrative Agent or any of the Lenders to provide for such additional covenants or other provisions); provided that in the case of an extension of a maturity date pursuant to clause (a), the maturity date as extended shall be no later than five years after the date of the Permitted Amendment that effected such extension; provided further that, for the avoidance of doubt, there shall be no limit on the number of times a maturity date may be extended pursuant to clause (a) of this definition.

“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary the terms of which (including financing terms, covenants, termination events and other provisions) (a) have been negotiated at arm’s length and (b) are, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries.

“Permitted Receivables Financing Assets” means financial assets, including accounts receivable, chattel paper and other payment rights, and related assets (including contract rights and insurance payments), and the proceeds thereof, and excluding, for the avoidance of doubt, Spectrum.

“Permitted Receivables Financing Subsidiary” means, collectively, (i) each Existing Receivables Financing Subsidiary, (ii) each other Wholly-Owned Subsidiary of the Borrower that engages in no material activities other than in connection with Permitted Receivables Financings and any business or activities incidental or related to such business and (iii) any other Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Restricted Subsidiaries makes an investment and to which the Borrower or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business and, in the case of clause (ii) or (iii) above, which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Receivables Financing Subsidiary and in each case (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent, the Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent, Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent, the Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complies with the foregoing conditions.

“Permitted Spectrum Financing” means the Existing Sprint Spectrum Transaction.

“Permitted Spectrum Financing Subsidiary” means, collectively, (i) the Existing Sprint Spectrum Subsidiaries and (ii) any future special purpose vehicle Subsidiaries of Borrower (including any “Depositors” and “Intermediate HoldCos”) formed as part of and for the purpose of consummating a future sale and leaseback transaction similar to the Existing Sprint Spectrum Transaction and that engages in no material activities other than in connection with Permitted Spectrum Financings, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Spectrum Financing Subsidiary and (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent, Borrower or any Restricted Subsidiary, other than another Permitted Spectrum Financing Subsidiary or (to the extent that it might be deemed a guarantee) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent, Borrower or any Restricted Subsidiary other than another Permitted Spectrum Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings and (b) to which none of Parent, the Borrower or any Restricted Subsidiary, other than another Permitted Spectrum Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the

Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complies with the foregoing conditions.

“Permitted Tower Financing” means the Towers Transactions.

“Permitted Tower Financing Subsidiary” means, collectively, (i) each Existing Tower Financing Subsidiary and (ii) any other financing subsidiary formed in connection with a Permitted Tower Financing and that engages in no material activities other than in connection with Permitted Tower Financings, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Tower Financing Subsidiary and (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent, the Borrower or any Restricted Subsidiary, other than another Permitted Tower Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent, the Borrower or any Restricted Subsidiary, other than another Permitted Tower Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent, the Borrower or any Restricted Subsidiary, other than another Permitted Tower Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phoenix Towers Transaction Agreements” means (i) the Purchase and Sale Agreement, dated as of July 30, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, certain Subsidiaries of the Borrower, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; (ii) the Purchase and Sale Agreement (PR Sale Sites), dated as of October 28, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, certain Subsidiaries of the Borrower, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; and (iii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Plan” means any employee pension benefit plan that is subject to Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Transactions” (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or Indebtedness incurred in the ordinary course of business), the making of any dividend or distribution, any investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary of the Borrower, any acquisition or disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Borrower or any Restricted Subsidiary of the Borrower, in each case whether by merger, consolidation, amalgamation or otherwise and in each case under this clause (a) with a fair market value in excess of $25,000,000 and (b) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning specified in Section 10.23(b).

“QFC Credit Support” has the meaning specified in Section 10.23.

“Rated Entity” means the Borrower or, if a corporate rating of the Borrower is not provided by any Rating Agency, Parent.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Rating Decline” means the occurrence of a decrease in any Debt Rating by one or more gradations by any two of three Rating Agencies (including gradations within the rating categories, as well as between categories), within 60 days after the earlier of (a) a Change of Control, (b) the date of public notice of the occurrence of a Change of Control or (c) public notice of the intention of the Borrower to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced ratings review for possible downgrade by either of such two Rating Agencies, it being understood that a change in ratings outlook shall not extend such 60-day period); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) unless each of such two Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Administrative Agent in writing at the Borrower’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline); provided, further, that notwithstanding the foregoing, a Rating Decline shall not be deemed to have occurred so long as the Rated Entity has a Debt Rating from at least two of three Rating Agencies that is investment grade.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Parent, the Borrower or any Restricted Subsidiary pursuant to which Parent, the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Parent, the Borrower or any Restricted Subsidiary) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Parent, Borrower or any Restricted Subsidiary.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, 5:00 a.m., Chicago time, on the day that is two Business Days preceding the date of such setting, (b) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting, (c) if such Benchmark is the Term CORRA, 1:00 p.m., Toronto time, on the day that is two Business Days preceding the date of such setting, (d) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (e) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting or (f) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 10.06(c).

“Regulatory Authority” has the meaning specified in Section 10.07.

“Related Indemnified Person” of an Indemnitee means (i) any Controlling Person or any Affiliate of such Indemnitee, (ii) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or any of its Affiliates and (iii) the respective agents, advisors and representatives of such Indemnitee or any of its Controlling Persons or any of its Affiliates, in the case of this clause (iii), acting at the instructions of such Indemnitee, Controlling Person or such Affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnitee or any of its Controlling Persons or any of its Affiliates engaged to represent or otherwise advise such Indemnitee, Controlling Person or Affiliate in connection with the Transactions is to be deemed to be acting at the instruction of such Person).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, Controlling Persons, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure or facility.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Federal Reserve Board, the NYFRB and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (d) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto and (e) with respect to a Benchmark Replacement in respect of Loans denominated in any other Agreed Currency, (i) the central bank for the Agreed Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Agreed Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Loan or Term Benchmark Borrowing denominated in U.S. Dollars, the Term SOFR, (b) with respect to any RFR Loan or RFR Borrowing denominated in U.S. Dollars, the Daily Simple SOFR, (c) with respect to any Loan or Borrowing denominated in Euro, the EURIBO Rate, (d) with respect to any Loan or Borrowing denominated in Sterling, the Daily Simple SONIA, (e) with respect to any Loan or Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA, and (f) with respect to any Loan or Borrowing denominated in Swiss Francs, the Daily Simple SARON.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Loan or Term Benchmark Borrowing denominated in U.S. Dollars, the Term SOFR Reference Rate, (b) with respect to any Loan or Borrowing denominated in Euro, the EURIBO Screen Rate, and (c) with respect to any Loan or Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means any EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer, assistant treasurer, director of treasury, controller or other similar officer, manager or a director of a Loan Party, including any individual designated by any of the foregoing officers or directors pursuant to a power of attorney, and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and solely for purposes of the delivery of certificates pursuant to Section 4.01(a)(iii), the secretary or any assistant secretary of the applicable Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the applicable Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Subsidiary” means any Subsidiary other than any Unrestricted Subsidiary.

“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.

“Revaluation Date” means, with respect to any Loan denominated or Letter of Credit issued in an Alternative Currency, each of the following as applicable: (a) the date of the commencement of the initial Interest Period therefor (or, in the case of an RFR Loan, the date on which such RFR Loan is made), (b) the date of the commencement of each subsequent Interest Period therefor (or, in the case of an RFR Loan, each date that shall occur at intervals of three months’ duration after the date on which such RFR Loan is made), (c) the date of issuance of such Letter of Credit, (d) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (e) each date of drawing under such Letter of Credit, (f) the last Business Day of every calendar month after the date of issuance of such Letter of Credit while outstanding and (g) such additional dates as the Administrative Agent or any L/C Issuer shall reasonably determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Loans and the aggregate Outstanding Amount of such Lender’s Swingline Loans and L/C Obligations (net of all participations therein purchased by other Lenders pursuant to Section 2.03(b)(ii)) and participations in Swingline Loans and L/C Obligations at such time.

“RFR” means (a) for any Loan denominated in Sterling, SONIA, (b) for any Loan denominated in Swiss Francs, SARON and (c) for any Loan denominated in U.S. Dollars, Daily Simple SOFR.

“RFR Borrowing” means a SONIA Borrowing, a SARON Borrowing or, if applicable pursuant to Section 3.03, a Daily Simple SOFR Borrowing.

“RFR Business Day” means (a) for any Loan denominated in U.S. Dollars, a U.S. Government Securities Business Day, (b) for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (c) for any Loan denominated in Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich.

“RFR Loan” means a SONIA Loan, a SARON Loan or, if applicable pursuant to Section 3.03, a Daily Simple SOFR Loan.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” has the meaning specified in Section 5.09(b).

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator Website.

“SARON Administrator” means SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SARON Borrowing” means any Borrowing comprised of SARON Loans.

“SARON Loan” means a Loan that bears interest at a rate based on the Daily Simple SARON.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Officer” means any individual holding the position of chief executive officer, president, chief financial officer or chief operating officer of any Loan Party. Unless otherwise specified, all references herein to a Senior Officer mean a Senior Officer of the Borrower.

“Significant Subsidiary” means any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“SLL Principles” has the meaning specified in Section 2.18(b).

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator Website” means the NYFRB Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person, as of any date of determination, (a) the current value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the current value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Interest Day” has the meaning specified in the definition of “Daily Simple SONIA”.

“SONIA Loan” means a Loan that bears interest at a rate based on the Daily Simple SONIA.

“Spectrum” means frequencies of electromagnetic spectrum used to provide fixed or mobile communications services as licensed or authorized by the FCC.

“Spot Rate” for a currency means the rate determined by the applicable L/C Issuer to be the rate quoted as the spot rate for the purchase by such Person acting in such capacity of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable L/C Issuer may obtain such spot rate from another financial institution designated by such L/C Issuer if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made.

“Sprint Towers Transaction Agreements” means (i) the towers transactions agreements entered into prior to the Original Closing Date by Sprint LLC (formerly Sprint Corporation) or its affiliates and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and limited recourse guarantees, performance guarantees and servicing obligations undertaken, by the Borrower or any of its Restricted Subsidiaries in connection with a Permitted Receivables Financing, a Permitted Spectrum Financing or a Permitted Tower Financing of a character appropriate for the assets being securitized and which have been negotiated at arm’s length with an unaffiliated third party. For the avoidance of doubt, the undertakings included in the Existing Sprint Spectrum Financing Documents (and substantially similar undertakings to the foregoing in any similar arrangements) constitute Standard Securitization Undertakings.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, exempted or limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means

(i) each Wholly-Owned Restricted Subsidiary of the Borrower existing on the Closing Date other than each Excluded Subsidiary; and

(ii) each other Restricted Subsidiary formed or acquired after the Closing Date that the Borrower elects, by written notice to the Administrative Agent and by causing such Subsidiary to become party to the Guarantee Agreement, to designate as a Subsidiary Guarantor; provided that, in the case of any designation (or re-designation) of any Subsidiary that is not a Domestic Subsidiary as a Subsidiary Guarantor pursuant to this clause (ii), (x) the jurisdiction of such Subsidiary shall be reasonably satisfactory to the Administrative Agent and (y) the Administrative Agent shall have received at least 3 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor, all documentation and other information required by regulatory authorities with respect to such Subsidiary under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case as reasonably requested by the Administrative Agent at least 10 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor; provided, further, that any such guarantee under this clause (ii) may be released in accordance with Section 10.25(c).

“Successor Borrower” has the meaning specified in Section 7.02.

“Supported QFC” has the meaning specified in Section 10.23.

“Sustainability Assurance Provider” has the meaning set forth in Section 2.18(a).

“Sustainability Structuring Agent” means a sustainability structuring agent appointed by the Borrower and reasonably satisfactory to the Administrative Agent.

“Sustainability Table” has the meaning assigned to such term in Section 2.18(a).

“Sustainability Targets” has the meaning set forth in Section 2.18(d).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swingline Commitment” means, as to any Swingline Lender, the obligation of such Swingline Lender to make Swingline Loans to the Borrower from time to time in an aggregate amount not to exceed the amount set forth opposite such Swingline Lender’s name on Schedule 1.01(b), or, for any Swingline Lender becoming a Swingline Lender after the Closing Date, such amount as is separately agreed to in a written agreement between the Borrower and such Swingline Lender (which such agreement shall be promptly delivered to the Administrative Agent following execution).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) each Lender identified on Schedule 1.01(b) and (b) each Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e), (f) or (g)), each in its capacity a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” means an amount equal to the greater of (a) $500,000,000 and (b) the aggregate Commitments of all Swingline Lenders.

“Swiss Franc” and “CHF” mean the lawful currency of Switzerland.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” means any day on which the TARGET is open for the settlement of payments in Euro.

“Term Benchmark Borrowing” means a Term SOFR Borrowing, a Term CORRA Borrowing or a EURIBOR Borrowing.

“Term Benchmark Loan” means a Term SOFR Loan, a Term CORRA Loan or a EURIBOR Loan.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA

Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Borrowing” means any Borrowing comprised of CORRA Loans.

“Term CORRA Loan” means a Loan that bears interest at a rate based on the Adjusted Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest period, as such rate is published by the CME Term SOFR Administrator; provided that, if the Term SOFR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of calculating such rate.

“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Loans.

“Term SOFR Determination Day” has the meaning specified in the definition “Term SOFR Reference Rate”.

“Term SOFR Loan” means a Loan that bears interest at a rate based on the Term SOFR.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Parent ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01(a) or 6.01(b); provided that, prior to the first date financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of Parent ended December 31, 2025.

“Threshold Amount” means $1,000,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the sum of unused Commitments of such Lender and the Revolving Credit Exposure of such Lender.

“Towers Transactions” means the transactions contemplated by the Towers Transactions Agreements.

“Towers Transactions Agreements” means the Crown Towers Transaction Agreements, the Phoenix Towers Transaction Agreements and the Sprint Towers Transaction Agreements.

“Transaction Costs” means any fees or expenses incurred or paid by Parent, the Borrower or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the amendment and restatement of the Existing Credit Agreement and the consummation of the other transactions contemplated by this Agreement and (b) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Term SOFR Loan, a EURIBOR Loan, a SONIA Loan, a Term CORRA Loan or a SARON Loan or, if applicable pursuant to Section 3.03, a Daily Simple SOFR Loan or Canadian Prime Rate Loan.

“UCP” means, with respect to any Letter of Credit, the 2007 version of the “Uniform Customs and Practice for Documentary Credits” of the International Chamber of Commerce, Publication No. 600 (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) the Subsidiaries existing on the Closing Date and listed on Schedule 6.09, (ii) any Subsidiary of the Borrower that is designated by the Borrower as such pursuant to Section 6.09 and not subsequently re-designated as a Restricted Subsidiary and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Unused Line Fee” has the meaning specified in Section 2.09(a).

“U.S. Dollar” and “$” mean lawful money of the United States.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined pursuant to Section 1.05 by the Administrative Agent or the applicable L/C Issuer on the basis of the Exchange Rate or Spot Rate, as applicable, with respect to such Alternative Currency at the time in effect under the provisions of Section 1.05.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.23.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(i)(B)(III).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors or managers of such Person (or, if such Person is a partnership, the Board of Directors or other governing body of the general partner of such Person).

“Wholly-Owned Restricted Subsidiary” means a Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means, as to any Person, any other Person all of the capital stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable requirements of Law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Wireline Sale” means the sale of the U.S. long-haul fiber network (including the non-U.S. extensions thereof) of Sprint Communications LLC, a Kansas limited liability company and its subsidiaries pursuant to that certain Membership interest Purchase Agreement, dated as of September 6, 2022, by and among Sprint Communications LLC, Sprint LLC, a Delaware limited liability company and Cogent Infrastructure, Inc. (as amended, supplemented or otherwise modified from time to time).

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Parent, the Borrower and the Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. For purposes of determining compliance with the covenant set forth in Section 7.03 compliance with any other test hereunder, the Leverage Ratio and/or Consolidated EBITDA shall be calculated on a pro forma basis in accordance with the provisions of the second and third paragraphs of the definition of “Leverage Ratio”.

(b) Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that, to the extent any such change would have a negative impact on the Borrower with respect to any ratio, financial calculation, financial reporting item or requirement computation, the Borrower may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP as changed and accordingly, if such an election is made, the Borrower shall not be required to deliver the written statement described in the immediately preceding proviso with respect thereto. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent, the Borrower or any of the Restricted Subsidiaries at “fair value”, as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of Parent, the Borrower and the Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Parent, the Borrower and the Subsidiaries or to the determination of any amount for Parent and the Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Loan denominated in an Alternative Currency as of each applicable Revaluation Date, in each case using the Exchange Rate for such Alternative Currency in relation to U.S. Dollars, and each such amount shall be the U.S. Dollar Equivalent of such Loan until the next required calculation thereof pursuant to this sentence.

(b) The applicable L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts of L/C Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(c) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency equivalent of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the applicable L/C Issuer on the basis of the Spot Rate as of the most recent Revaluation Date.

(d) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

(e) Notwithstanding anything to the contrary set forth herein, no Default or Event of Default shall arise as a result of any limitation or threshold set forth in this Agreement being exceeded solely as a result of changes in currency exchange rates.

(f) The applicable L/C Issuer shall provide written notice to the Borrower of each applicable Spot Rate on, and the occurrence of, each Revaluation Date.

(g) For purposes of determining the Leverage Ratio, amounts denominated in a currency other than U.S. Dollars will be converted to U.S. Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent of such Indebtedness.

1.06 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Loans be made or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars.

(b) Any such request shall be made to the Administrative Agent not later than 1:00 p.m. (or 11:00 a.m. in the case of L/C Credit Extensions), ten (10) Business Days prior to the date of the desired Borrowing or L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable L/C Issuer, in their sole discretion). The Administrative Agent shall promptly notify each Lender and applicable L/C Issuer of any such request. Each Lender and applicable L/C Issuer shall notify the Administrative Agent, not later than 1:00 p.m. (or 11:00 a.m. in the case of L/C Credit Extensions), five (5) Business Days after receipt of such request (or such other time or date as may be agreed by the Borrower and the Administrative Agent, in their sole discretion) whether it consents, in its sole discretion, to the making of Loans and issuance of Letters of Credit in such requested currency.

(c) Any failure by a Lender or an L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or L/C Issuer to permit Loans or Letters of Credit, as applicable, to be made or issued in such requested currency. If the Borrower, the Administrative Agent and all Lenders (or the applicable L/C Issuer) consent to making Loans or issuing Letters of Credit, as applicable, in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Loans or Letter of Credit issuances by such L/C Issuer, as applicable. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

(d) In order to implement any Alternative Currency approved in accordance with this Section 1.06, the Administrative Agent and the Borrower may make any technical or operational changes to this Agreement as necessary without any further consent from any Lender or L/C Issuer.

1.07 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro in accordance with the legislation of the European Union relating to Economic and Monetary Union as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption, provided that if and to the extent that such legislation or member state provides that any such obligation may be paid by debtors in either Euro or the currency of such member state, then the Borrower shall be permitted to repay such amount either in Euro or such other currency. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day; Fiscal Year. Unless otherwise specified, all references herein to (i) times of day shall be references to New York City time (daylight or standard, as applicable) and (ii) “fiscal year” shall refer to a fiscal year of the Parent ending on December 31 (as may be modified from time to time).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the U.S. Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the U.S. Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time (as such amount may be reduced by (a) any permanent reduction of the maximum stated amount of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.10 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance, except as otherwise specified herein, shall extend to the immediately succeeding Business Day.

1.11 Interest Rate; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b)(i) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions unrelated to this Agreement that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its commercially reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.12 Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.13 Limited Condition Transactions. In the case of the incurrence of any Commitment Increases, or any transaction of the types contemplated in Section 7.01(h) or Section 7.02, or the designation or re-designation of any Restricted Subsidiary or Unrestricted Subsidiary, in each case in connection with a Limited Condition Transaction, at the Borrower’s option (an “LCT Election”), the relevant ratios and baskets shall be determined, accuracy of representations and warranties (other than customary specified representations) shall be determined, and any Default or Event of Default blocker (other than any Event of Default under Section 8.01(a), (f) or (g)) shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Transaction are entered into or the notice of redemption in connection therewith is given (the “LCT Test Date”), and calculated as if the acquisition or other transaction, and other pro forma events in connection therewith, were consummated on such date. If the Borrower has made such an LCT Election, then in connection with any subsequent calculation of any ratio or basket with respect to the incurrence of any Commitment Increases, or any transaction of the types contemplated in Section 7.01(h) or Section 7.02, or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, or any calculation of any ratio or basket for any other purpose, on or following the relevant LCT Test Date and prior to the earlier of the date on which such transaction is consummated or the definitive agreement therefor is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Transaction, and other pro forma events in connection therewith (including any incurrence of Indebtedness), have been consummated.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to the Borrower in U.S. Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period in an aggregate amount (i) in accordance with its Applicable Percentage and (ii) not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the total Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Loans (other than Swingline Loans) denominated in U.S. Dollars may be Base Rate Loans, Term SOFR Loans or, if applicable pursuant to Section 3.03, Daily Simple SOFR Loans, Loans denominated in Canadian Dollars may only be Term CORRA Loans or, if applicable pursuant to Section 3.03, Canadian Prime Rate Loans, Loans denominated in Euro may only be EURIBOR Loans, Loans denominated in Swiss Francs may only be SARON Loans and Loans denominated in Sterling may only be SONIA Loans, in each case, as further provided herein. Each Swingline Loan shall be a Base Rate Loan.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing of Loans, and each conversion of Loans (other than Swingline Loans) denominated in U.S. Dollars and, if applicable, Canadian Dollars from one Type to another, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice; provided, further, that any Loan Notice delivered in connection with a Borrowing to be made on the Closing Date may be subject to and conditioned upon the occurrence of the Closing Date. Each such Loan Notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans denominated in U.S. Dollars, Euro or Canadian Dollars or of any conversion of Term Benchmark Loans denominated in U.S. Dollars to Base Rate Loans, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Term Benchmark Loans denominated in other Alternative Currencies, (iii) five RFR Business Days prior to the requested date of any Borrowing of or conversion to RFR Loans denominated in U.S. Dollars or Sterling, (iv) five RFR Business Days prior to the requested date of any Borrowing of RFR Loans denominated in Swiss Francs and (v) on the requested date of any Borrowing of Base Rate Loans or, if applicable, Canadian Prime Rate Loans; provided, however, that if the Borrower wishes to request Term Benchmark Loans having an Interest Period that, pursuant to the definition of “Interest Period” requires the consent of each Lender, the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. (i) four Business Days prior to the requested date of such Borrowing, conversion to or continuation of Term Benchmark Loans denominated in U.S. Dollars, Euro or Canadian Dollars, or (ii) five Business Days prior to the requested date of such Borrowing or continuation of Term Benchmark Loans denominated in other Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 1:00 p.m. (i) three Business Days before the requested date of such Borrowing, conversion to or continuation of Term Benchmark Loans denominated in U.S. Dollars, Euro or Canadian Dollars, or (ii) four Business Days prior to the requested date of such Borrowing or continuation of Term Benchmark Loans denominated in other Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Borrowing of or conversion to Base Rate Loans or RFR Loans shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans denominated in U.S. Dollars or, if applicable, Canadian Dollars from one Type to another, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, continued or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed. In the case of any conversion or continuation of any Loans, such conversion or continuation shall apply to Loans comprising the same existing Borrowing, it being understood that the Borrower may elect different conversion or continuation options with respect to different portions of the affected existing Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing of Loans, then the Loans so requested shall be made in U.S. Dollars. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of any Term Benchmark Borrowing, then the applicable Loans shall be made as, or continued as, (i) in the case of Loans denominated in U.S. Dollars, Term SOFR Loans with an Interest Period of one month, (ii) in the case of Loans denominated in Euro, EURIBOR Loans with an Interest Period of one month, (iii) in the case of Loans denominated in Sterling, SONIA Loans, (iv) in the case of Loans denominated in Canadian Dollars, Term CORRA Loans with an Interest Period of one month and (v) in the case of Loans denominated in Swiss Francs, SARON Loans. Any such automatic continuation as Term Benchmark Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Borrowing. If the Borrower requests a Borrowing of, conversion to or continuation of Term Benchmark Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each relevant Lender of the details thereof and, in the case of a Loan Notice requesting a Borrowing of Loans, of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation of any Term Benchmark Borrowing is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation as Term Benchmark Loans described in the preceding subsection. In the case of a Borrowing, each relevant Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable Agreed Currency not later than 1:00 p.m., in the case of any Loan denominated in U.S. Dollars (or, in the case of a Base Rate Loan with respect to which a Loan Notice was delivered after 11:00 a.m. on the date of such Borrowing, not later than two hours after the delivery of such Loan Notice), and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case, on the Business Day specified in the applicable Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either, at the Borrower’s option, by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date any such Borrowing is to be made, there are L/C Borrowings outstanding pursuant to Section 2.03(c)(iii), then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of an Event of Default or a Default, (i) no Loans denominated in U.S. Dollars shall be converted to or continued as Term Benchmark Loans without the consent of the Required Lenders and (ii) no Loans denominated in any Alternative Currency shall be continued as Term Benchmark Loans with an Interest Period greater than one month without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that Base Rate Loans or Canadian Prime Rate Loans, as applicable, are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate or Canadian Prime Rate, as applicable, promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to another, and all continuations of Loans as the same Type, there shall not be more than 20 Interest Periods (or such greater number as may be agreed to by the Administrative Agent) in effect with respect to Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in U.S. Dollars for the account of Parent, the Borrower or any Restricted Subsidiary (as specified by the Borrower in the request for such Letter of Credit), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Parent, the Borrower or any Restricted Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Outstanding Amount of L/C Obligations under Letters of Credit issued by any such L/C Issuer shall not exceed such L/C Issuer’s Letter of Credit Commitment, (x) the total Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless (1) the Required Lenders have approved such expiry date or (2) the Borrower shall have provided Cash Collateral reasonably acceptable to such L/C Issuer; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) all the Lenders have approved such expiry date, (2) the Borrower shall have provided Cash Collateral reasonably acceptable to such L/C Issuer or (3) the applicable L/C Issuer consents (it being understood that, with respect to clauses (2) and (3) above, the Lenders shall automatically be released from their participation obligations with respect to any such Letter of Credit and their obligations to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under any such Letter of Credit pursuant to Section 2.03(c), in each case, from and after the Letter of Credit Expiration Date).

(iii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) [reserved];

(C) the Letter of Credit is to be denominated in a currency other than U.S. Dollars;

(D) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued and/or other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure; or

(E) the issuance of such Letter of Credit would violate one or more policies of general application of such L/C Issuer now or hereafter applicable to letters of credit generally.

(iv) An L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) An L/C Issuer shall be under no obligation to amend any Letter of Credit if the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities as provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or, in the case of a Letter of Credit in an Alternative Currency, five Business Days) (or such later date and time as the Administrative Agent and such L/C Issuer may reasonably agree in a particular instance) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); and (C) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, each applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Parent or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance or amendment, as applicable, of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued or amended, as applicable. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or, subject to Section 2.03(a)(ii)(B), to any later time as such L/C Issuer may consent); provided, however, that each applicable L/C Issuer shall not permit any such extension if such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse the applicable L/C Issuer in U.S. Dollars. Not later than (1) 4:00 p.m. on the date of any drawing under a Letter of Credit issued by an L/C Issuer or (2) if the notice described in the first sentence of this Section 2.03(c)(i) with respect to such drawing is not received by the Borrower from the applicable L/C Issuer on or prior to 11:00 a.m. on such date of drawing, 11:00 a.m. on the next succeeding Business Day after receipt by the Borrower of such notice (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in U.S. Dollars. If the Borrower fails to timely reimburse any such L/C Issuer on the applicable Honor Date, the Administrative Agent shall promptly notify each Lender of such Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have timely requested a Borrowing of Base Rate Loans to be disbursed on the applicable Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon receipt of any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in U.S. Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 Noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in U.S. Dollars to reimburse such L/C Issuer for the amounts required pursuant to Section 2.03(c)(i).

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the portion of such Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate until paid in full. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, Parent, the Borrower, any Restricted Subsidiary or any other Person for any reason whatsoever; (B) in the case of L/C Advances, the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in U.S. Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligations of the Borrower under this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Parent, the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by any L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, or, as applicable, the ISP or the UCP;

(vii) any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) [reserved]; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify each applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No L/C Issuer shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such L/C Issuer or any of its Affiliates in any capacity. Each L/C Issuer shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to such L/C Issuer by the Borrower, a Lender or the Administrative Agent. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuers, and each L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct, gross negligence, willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, or material breach of such L/C Issuer’s obligations under this Agreement, in each case, by obtaining a final and nonappealable judgment in the Borrower’s favor by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary. In the event that any L/C Issuer performs its obligations hereunder through one or more of its Affiliates, the provisions of this Section 2.03(f) shall apply with respect to such Affiliate as if such Affiliate was an L/C Issuer.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP and, to the extent not inconsistent therewith, the laws of the State of New York, shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and each L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any

Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or the UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to adjustment as provided in Section 2.15, with such Lender’s Applicable Percentage, in U.S. Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate with respect to Loans that are Term Benchmark Loans (determined on a per annum basis) times the U.S. Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the fifteenth calendar day following the last day of each of Parent’s fiscal quarters, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate with respect to Loans that are Term Benchmark Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate with respect to Loans that are Term Benchmark Loans separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to the L/C Issuers. The Borrower shall pay directly to each applicable L/C Issuer for its own account, in U.S. Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at the rate of 0.125% per annum (or such other percentage not to exceed 0.125% per annum as may be separately agreed to by the Borrower and the applicable L/C Issuer), computed on the U.S. Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifteenth calendar day following the last day of each of Parent’s fiscal quarters in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to each applicable L/C Issuer for its own account, in U.S. Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit issued by it. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any inconsistency or conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Parent or a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Parent or any Restricted Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of Parent and such Restricted Subsidiaries.

(l) Designation of Additional L/C Issuers. The Borrower may, at any time and from time to time, designate as additional L/C Issuers one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an L/C Issuer hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an L/C Issuer under this Agreement and (ii) references herein to the term “L/C Issuers” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(m) Termination / Resignation of an L/C Issuer.

(i) The Borrower may terminate the appointment of any L/C Issuer as an “L/C Issuer” hereunder by providing a written notice thereof to such L/C Issuer, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (A) such L/C Issuer’s acknowledging receipt of such notice and (B) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective with respect to any Letter of Credit issued by such L/C Issuer (or its Affiliates) until and unless the L/C Obligations attributable to such Letter of Credit shall have been reduced to zero or Cash Collateralized in an amount equal to the Minimum Collateral Amount. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated L/C Issuer pursuant to Section 2.03(i) with respect to any Letters of Credit to the extent the L/C Obligations attributable thereto have been reduced to zero or Cash Collateralized as described above. Notwithstanding the effectiveness of any such termination, the terminated L/C Issuer shall remain a party hereto and shall continue to have all the rights, obligations and duties of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it (or its Affiliates) prior to and outstanding as of the effectiveness of such termination, but shall not issue any additional Letters of Credit.

(ii) Any L/C Issuer may resign as an L/C Issuer at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower and the Lenders; provided that (a) it shall have assigned all of its Commitments and Loans pursuant to Section 10.06(b) hereof at or prior to the time of such resignation or (b) another Lender acceptable to the Borrower shall have assumed the commitments of such resigning L/C

Issuer to issue Letters of Credit (and, to the extent such assuming Lender was not an L/C Issuer hereunder, such assuming Lender shall have become an L/C Issuer hereunder). Notwithstanding the effectiveness of any such resignation, any resigning L/C Issuer shall remain a party hereto and shall continue to have all the rights, obligations and duties of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to and outstanding as of the effectiveness of such resignation, but shall not issue any additional Letters of Credit. Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning L/C Issuer other than in respect of Letters of Credit issued by such resigning L/C Issuer prior to its resignation as set forth above, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding on behalf such resigning L/C Issuer at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(n) Reporting of Letter of Credit Information. Unless otherwise agreed to by the Administrative Agent, (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension or drawing occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of clause (ii), (iii) or (iv), each applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of the Borrower or any applicable Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03. In addition, the Borrower and the applicable L/C Issuer shall notify the Administrative Agent if at any time the Letter of Credit Commitment of such L/C Issuer is changed (whether pursuant to Section 2.03(m), by agreement between the Borrower and such L/C Issuer, or otherwise), and such change shall be reflected in a revised Schedule 1.01(a).

2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.15), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period denominated in U.S. Dollars in an aggregate principal amount at any time outstanding that (i) does not exceed its Swingline Commitment, (ii) will not result in the aggregate Revolving Credit Exposures exceeding the Aggregate Commitments, (iii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment and (iv) will not result in the aggregate amount of Swingline Loans outstanding exceeding Swingline Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the applicable Swingline Lender of such request by telephone (confirmed in writing) or by facsimile or electronic communication, if arrangements for doing so have been approved by the applicable Swingline Lender (confirmed by telephone), not later than 2:00 p.m., New York City time, or, if agreed by the applicable Swingline Lender, 3:00 p.m. New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and, in the case of any L/C Borrowing, the identity of the applicable L/C Issuer. The applicable Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to any accounts of the Borrower maintained with such Swingline Lender for the Swingline Loan by 3:00 p.m., New York City time (or, in the case of a Swingline Loan made available pursuant to a notice delivered by 3:00 p.m. in accordance with the procedures above, such later time as agreed by the Borrower and the applicable Swingline Lender), on the requested date of such Swingline Loan.

(c) A Swingline Lender may, by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans of such Swingline Lender outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice the Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.12(b) with respect to Loans made by such Lender (and Section 2.12(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by such Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Lender in its capacity as a lender of Swingline Loans hereunder.

(e) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

(f) Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.08(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(g) Subject to the appointment and acceptance of a successor Swingline Lender (or the agreement by an existing Swingline Lender to assume the Swingline Commitment of the resigning Swingline Lender), any Swingline Lender may resign as a Swingline Lender at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(f) above.

2.05 Prepayments.

(a) The Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Term Benchmark Loans denominated in U.S. Dollars, Euro or Canadian Dollars, (B) four Business Days prior to any date of prepayment of Term Benchmark Loans denominated in other Alternative Currencies, (C) five RFR Business Days prior to any date of prepayment of RFR Loans denominated in U.S. Dollars or Sterling, (D) five RFR Business Days prior to any date of prepayment of RFR Loans denominated in Swiss Francs and (E) on the date of prepayment of Base Rate Loans or, if applicable, Canadian Prime Rate Loans and (ii) any prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the entire principal amount of such Borrowing then outstanding. Each such notice shall specify the date and amount of such prepayment and the Borrowing or Borrowings to be prepaid and, if a Term Benchmark Borrowing is to be prepaid, the Interest Period applicable thereto. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, so long as the Administrative Agent is notified prior to the prepayment date, a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Term Benchmark Loan or RFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If the Administrative Agent notifies the Borrower in writing that (i) solely as a result of fluctuations in currency exchange rates, the aggregate Revolving Credit Exposures of the Lenders at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect or (ii) other than as a result of fluctuations in currency exchange rates, aggregate Revolving Credit Exposures of the Lenders at such time exceed 101% of the Aggregate Commitments then in effect, then, in either case, within three Business Days after receipt of such written notice from the Administrative Agent, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess, or the Borrower shall take such other action to the extent necessary to eliminate any such excess; provided, however, that, subject to the provisions of Section 2.14(a), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after any such prepayment of Loans, the aggregate Revolving Credit Exposures of the Lenders exceeds the Aggregate Commitments then in effect.

2.06 Termination or Reduction of Commitments.

(a) Unless terminated earlier pursuant to subsection (b) below, the Commitments shall be automatically and permanently reduced to zero on the Maturity Date.

(b) Following the Closing Date, the Borrower may, upon notice to the Administrative Agent, terminate the Commitments, or from time to time permanently reduce the Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), (ii) any such partial reduction shall be (unless the Aggregate Commitments are less than such amount) in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate amount of the Lenders’ Revolving Credit Exposures would exceed the Commitments, and (iv) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess; provided, further, that a notice of termination or reduction of the Commitments delivered may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination or reduction) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower or unless required by proviso (iv) of the preceding sentence. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower hereby unconditionally promises to repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of Loans made to the Borrower outstanding on such date, together with all accrued and unpaid interest on such principal amount to but excluding the date of such repayment.

(b) The Borrower shall repay to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier to occur of (i) the date that is 5 Business Days (or such longer period as the Swingline Lender may agree in its sole discretion) after such Swingline Loan is made and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below:

(i) each Term SOFR Borrowing shall bear interest on the outstanding principal amount thereof for the Interest Period applicable to such Borrowing at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate;

(ii) each EURIBOR Borrowing shall bear interest on the outstanding principal amount thereof for the Interest Period applicable to such Borrowing at a rate per annum equal to the EURIBO Rate for such Interest Period plus the Applicable Rate;

(iii) each SONIA Borrowing shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Simple SONIA plus the Applicable Rate;

(iv) each Term CORRA Borrowing shall bear interest on the outstanding principal amount thereof for the Interest Period applicable to such Borrowing at a rate per annum equal to the Adjusted Term CORRA for such Interest Period plus the Applicable Rate;

(v) each SARON Borrowing shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Simple SARON plus the Applicable Rate;

(vi) each Base Rate Borrowing (including, for the avoidance of doubt, each Swingline Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate;

(vii) each Daily Simple SOFR Borrowing, if available pursuant to Section 3.03, shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Daily Simple SOFR plus the Applicable Rate; and

(viii) each Canadian Prime Rate Borrowing, if applicable pursuant to Section 3.03, shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate.

(b) If any amount (including principal of any Loan, interest, fees or any other amount) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, during the continuance of an Event of Default under clauses (a), (f) or (g) of Section 8.01, then such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Unused Line Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, an unused line fee (the “Unused Line Fee”) in U.S. Dollars equal to the then-applicable percentage (per annum) set forth under the column “Unused Line Fee” in the definition of “Applicable Rate”, times the actual daily amount by which the aggregate Commitments of such Lender exceed the aggregate Revolving Credit Exposures (excluding Swingline Loans) of such Lender. The Unused Line Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on fifteenth calendar day following the last day of each of Parent’s fiscal quarters, commencing with the first such date to occur after the Closing Date, and ending on the last day of the Availability Period. The Unused Line Fee shall be calculated quarterly in arrears, and if there is any change in such “Unused Line Fee” percentage pursuant to the definition of “Applicable Rate” during any quarter, the actual daily amount shall be computed and multiplied by such “Unused Line Fee” percentage separately for each period during such quarter that such “Unused Line Fee” percentage was in effect.

(b) Other Fees. The Borrower shall pay to the Administrative Agent, in U.S. Dollars, fees in the amounts and at the times specified in any separate letter agreements with respect to fees payable to the Administrative Agent. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for SONIA Loans, Term CORRA Loans and Base Rate Loans when Base Rate is determined by reference to the Prime Rate and, if applicable pursuant to Section 3.03, Canadian Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day, but excluding the last day). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Register maintained by the Administrative Agent in the ordinary course of business. The accounts or records maintained each Lender and the Register maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register maintained by the Administrative Agent in respect of such matters, the Register maintained by the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type, currency, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars and in Same Day Funds not later than 3:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal of and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, (i) if the Administrative Agent reasonably determines that it is required to do so for legal, operational or regulatory reasons or (ii) except in the case of payments to be made directly to any L/C Issuer in an Alternative Currency, then, in each case, the Administrative Agent may require that any payments due under this Agreement be made in the United States. For purposes of the preceding sentence, a payment shall be treated as made in the United States if a wire transfer is made through a bank located in the United States at the direction of the Borrower. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 4:00 p.m., in the case of payments in U.S. Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such day. Except as expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower the interest rate applicable to Loans comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the relevant L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of such Lenders or such L/C Issuers, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder are several and not joint, and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder. The failure of any Lender to make any Loan, to fund any participation in any Swingline Loan or L/C Obligation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase such participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Swingline Loans or L/C Obligations to any assignee or participant (including the Borrower or any Affiliate thereof).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding (in each case other than with respect to any L/C Obligations arising in respect of Letters of Credit for which the expiry date extends after the Letter of Credit Expiration Date pursuant to Section 2.03(a)(ii)(B)(1) or (3), unless requested by the applicable L/C Issuer), (iii) the Borrower is required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there exists a Defaulting Lender, the Borrower shall within one Business Day following any request by the Administrative Agent or the applicable L/C Issuers (with a copy to the Administrative Agent) provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations (including, for the avoidance of doubt, any L/C Obligations in respect of outstanding Letters of Credit issued by L/C Issuers that have been terminated or have resigned pursuant to Section 2.03(m) or Section 2.16(c)) at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within three Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit. The Administrative Agent or the applicable L/C Issuer (including, for the avoidance of doubt, L/C Issuers that have been terminated or have resigned pursuant to Section 2.03(m) or Section 2.16(c), but which still have outstanding Letters of Credit) may, at any time and from time to time after the initial deposit of such Cash Collateral, request that the Borrower provide additional Cash Collateral no later than three Business Days following receipt of such request in order to protect against the results of actual fluctuations in any Spot Rate;

provided that the amount of any such Cash Collateral shall not be required to exceed at any time, after giving effect to such additional Cash Collateral, 101%, or, in the case of Letters of Credit denominated in an Alternative Currency, 103%, of the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit at such time.

(b) Grant of Security Interest. The Borrower, and to the extent Cash Collateral is to be provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or, to the extent provided by any Defaulting Lender, such Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligation to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s and the applicable L/C Issuer’s good faith determination that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers and Swingline Lenders hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the Swingline Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Swingline Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings and such Lender is a Defaulting Lender under clause (a) of the definition thereof, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 (or, if such Borrowing is a Borrowing made on the Closing Date, Sections 4.01 and 4.03) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans are funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender and L/C Issuer irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fees payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swingline Loans and L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each L/C Issuer the amount of any such Letter of Credit Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swingline Loans and L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lenders and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swingline Loans and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Loan Modification Offers.

(a) At any time after the Closing Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to effect one or more Permitted Amendments relating to the Facility pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Accepting Lenders or Non-Accepting Lenders replaced in accordance with Section 10.13). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be more than 30 days after such notice). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) the Borrower shall have delivered to the Administrative Agent such legal opinions, authorizing resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith and (ii) in the case of an extension of the Maturity Date, subject to Section 1.13, the conditions specified in Sections 4.3(a) and (b) have been satisfied or waived on and as of the date of such Permitted Amendment. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.16, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Facility” of loans and/or commitments hereunder and to reallocate, if applicable, Revolving Credit Exposure on a pro rata basis among the relevant Lenders.

(c) If, in connection with any proposed Loan Modification Offer, any Lender does not consent to such Loan Modification Offer on the terms or by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and such Non-Accepting Lender, either (x) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (i) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (ii) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans assigned by it pursuant to this Section 2.16, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (iii) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.06(b)(v) or (y) so long as no Default shall have occurred and be continuing, terminate (on a non-pro rata basis) the Commitments of such Non-Accepting Lender and repay all Obligations of the Borrower owing to such Non-Accepting Lender relating to the applicable Loans and participations held by such Non-Accepting Lender as of such termination date. If any Non-Accepting Lender replaced in accordance with this Section 2.16(c) is an L/C Issuer immediately prior to such replacement, then the interests, rights and obligations under this Agreement assigned to the relevant Eligible Assignee shall, for the avoidance of doubt but subject to the following proviso, include the Letter of Credit Commitment of such Non-Accepting Lender, and such Eligible Assignee shall become an L/C Issuer hereunder in accordance with Section 2.03(l); provided that (x) no such assignment of the applicable Letter of Credit Commitment shall become effective with respect to any Letter of Credit issued by such Non-Accepting Lender (or its Affiliates) until and unless the L/C Obligations attributable to any such Letter of Credit shall have been reduced to zero or Cash Collateralized in an amount equal to the Minimum Collateral Amount, (y) at the time any such assignment of the applicable Letter of Credit Commitment shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the assigning L/C Issuer pursuant to Section 2.03(i) with respect to any Letters of Credit to the extent the L/C Obligations attributable thereto have been reduced to zero or Cash Collateralized as described in clause (x) above, and (z) notwithstanding the effectiveness of any such assignment of the applicable Letter of Credit Commitment, the assigning L/C Issuer shall remain a party hereto and shall continue to have all the rights of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it (or its Affiliates) prior to and outstanding as of the effectiveness of such assignment, but shall not issue any additional Letters of Credit.

(d) No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary, this Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.17 Increase in Commitments.

(a) Request for Increase. Upon notice to the Administrative Agent or the Incremental Arranger, the Borrower may, from time to time, request increases in the aggregate Commitments (“Commitment Increases”); provided that (i) the aggregate amount of Commitment Increases shall not exceed, at any time of incurrence thereof, an amount equal to $3,000,000,000 and (ii) any such request for an increase shall be in a minimum amount of $10,000,000 (or in such lesser minimum amount agreed by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)); provided further, that such amount may be less than the minimum amount if such amount represents all the remaining availability at such time in respect of the Commitment Increases.

(b) Lender Elections to Increase. If the Borrower elects to offer participation in such Commitment Increases to Lenders, a notice shall be sent to each relevant Lender and, at the time of sending such notice, the Borrower (in consultation with the Administrative Agent or the arranger arranging such Commitment Increase (the “Incremental Arranger”)) shall specify the time period within which the requested Lenders are requested to respond. Each requested Lender, acting in its sole and individual discretion, shall notify the Incremental Arranger within such time period whether or not it agrees to provide a Commitment Increase, and, if so, whether by an amount equal to, greater than, or less than its relevant Applicable Percentage of such requested Commitment Increase. Any Lender not responding within such time period shall be deemed to have declined to provide a Commitment Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide a Commitment Increase and any election to do so shall be in the sole discretion of such Lender.

(c) Notification by Administrative Agent or Incremental Arranger; Additional Lenders. The Administrative Agent or the Incremental Arranger shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Incremental Arranger, the Administrative Agent and their respective counsels.

(d) Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Incremental Arranger and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Incremental Arranger shall promptly notify the Borrower and the applicable Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to any such increase, (i) each Loan Party shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, and in each case subject to Section 1.13, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, to the extent modified by any materiality or Material Adverse Effect standard, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent modified by any materiality or Material Adverse Effect standard, in all respects) as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) in the case of any Commitment Increase provided by any Person that is not an existing Lender immediately before giving effect to such Commitment Increase, the Borrower shall have obtained the prior written consent of the Administrative Agent, the L/C Issuers and the Swingline Lenders to such new Lender (such consent not to be unreasonably withheld or delayed).

(f) Commitments in respect of Commitment Increases shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) (including any technical amendments required to effectuate such increase) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and the lenders providing such Commitment Increase, as the case may be. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Each Incremental Facility Amendment may, without the consent of any Lender other than the lenders providing the Commitment Increase established thereby, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.17, including any amendments necessary, at the election of the Borrower, (i) to treat the applicable Commitments of such Lenders as a new “Facility” of loans and/or commitments hereunder or (ii) in connection with an Incremental Facility Amendment related to a Commitment Increase, to reallocate, if applicable, Revolving Credit Exposure on a pro rata basis among the relevant Lenders. In the case of any Commitment Increase, the outstanding Loans and L/C Obligations will be reallocated by the Administrative Agent on the effective date thereof among the Lenders (including the new and existing Lenders providing such Commitment Increase) in accordance with their revised Applicable Percentage (and the Lenders (including the new and existing Lenders providing such Commitment Increase) agree to make all payments and adjustments necessary to effect such reallocation).

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.18 Sustainability Targets.

(a) The parties hereto acknowledge that the Sustainability Targets have not been determined and agreed as of the date of this Agreement and that Schedule 2.18 therefore has been intentionally left blank. The Borrower may, at any time, submit a request in writing to the Administrative Agent that this Agreement be amended to include the Sustainability Targets and other related provisions (including without limitation those provisions described in this Section 2.18), to be mutually agreed among the parties hereto in accordance with this Section 2.18 and Section 10.01 (such amendment, the “ESG Amendment”). Such request shall be accompanied by the proposed Sustainability Targets as prepared by the Borrower in consultation with the Sustainability Structuring Agent and devised with assistance from the Sustainability Assurance Provider (defined below), which shall be included as Schedule 2.18 (the “Sustainability Table”). The proposed ESG Amendment shall also include the ESG Pricing Provisions (defined below) and identify a sustainability assurance provider, provided that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing (the “Sustainability Assurance Provider”).

(b) The Administrative Agent, the Lenders and the Borrower shall in good faith enter into discussions to reach an agreement in respect of the proposed Sustainability Targets and Sustainability Assurance Provider, and any proposed incentives and penalties for compliance and noncompliance, respectively, with the Sustainability Targets, including any adjustments to the Applicable Rate (and/or Unused Line Fee therein) (such provisions, collectively, the “ESG Pricing Provisions”); provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or an increase of more than (a) 0.01% in the Unused Line Fee set forth in the definition of “Applicable Rate” and/or (b) 0.05% in the spread for Term Benchmark Loans, RFR Loans and Base Rate Loans and, if applicable, Canadian Prime Rate Loans set forth in the definition of “Applicable Rate” during any fiscal year, which pricing adjustments shall be applied in accordance with the terms as further described in the ESG Pricing Provisions; provided that (i) in no event shall any of the spread for Term Benchmark Loans, RFR Loans and Base Rate Loans and, if applicable, Canadian Prime Rate Loans and the Unused Line Fee be less than 0.00% at any time and (ii) for the avoidance of doubt, such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The ESG Amendment (including the ESG Pricing Provisions) will become effective once the Borrower, the Administrative Agent and the Required Lenders have executed the ESG Amendment. The Borrower agrees and confirms that the ESG Pricing Provisions shall follow the Sustainability Linked Loan Principles, as published in May 2021, and as may be updated, revised or amended from time to time by the Loan Market Association and the Loan Syndications & Trading Association (the “SLL Principles”).

(c) Following the effectiveness of the ESG Amendment, any amendment or other modification to the ESG Pricing Provisions which does not have the effect of reducing the spread for Term Benchmark Loans, RFR Loans, Base Rate Loans, Canadian Prime Rate Loans (if applicable) or the Unused Line Fee to a level not otherwise permitted by this Section 2.18 shall be subject only to the consent of the Required Lenders.

(d) As used in this Section 2.18, “Sustainability Targets” means specified key performance indicators with respect to certain environmental, social and governance targets of the Parent and its Subsidiaries, which shall be, in the Borrower’s good faith determination, consistent with the SLL Principles.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) All payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e) below.

(ii) If any applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes from any such payment, then (A) such withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(e) below, (B) such withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions of Indemnified Taxes (including any such withholding and deductions applicable to additional sums payable under this Section 3.01), the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of Section 3.01(a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. The Loan Parties shall on a joint and several basis, indemnify each Recipient, and shall make payment in respect thereof within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Loan Parties shall not be required to compensate any Recipient pursuant to this Section 3.01(c) for any interest, additions to tax or penalties that result from the failure of such Recipient to notify the Borrower of such indemnification claim within 180 days after the date such Recipient first receives written notice from the applicable Governmental Authority of the specific tax assessment relating to the applicable Indemnified Taxes. A certificate as to the amount of such payment or liability (together with a reasonable explanation thereof) delivered to the Borrower by the Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent demonstrable error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation. Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or the relevant Governmental Authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(i) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned by a U.S. Person) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), two duly executed originals of IRS Form W-9 (or any successor form) certifying that such Lender (or such U.S. Person, as applicable) is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), two duly executed originals of whichever of the following is applicable:

(I) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) eligible for the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN-E (or W-8BEN, as applicable) (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(II) IRS Form W-8ECI (or any successor form) with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to such owner);

(III) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S.

federal income tax purposes, such owner) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender (or such owner, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” that is related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payments under the Loan Documents are effectively connected with the conduct of a U.S. trade or business by such Foreign Lender (or such owner, as applicable) (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN-E (or W-8BEN, as applicable) (or successor form); or

(IV) to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, such owner) is not the beneficial owner of such payments (e.g., where the Lender (or owner, as applicable) is a partnership or a participating Lender), an executed IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable) (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two originals of the executed versions of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(i)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Each Recipient agrees that if any documentation it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such documentation or (y) notify the Borrower and the Administrative Agent in writing that (A) such documentation has expired or has become obsolete or inaccurate and (B) such Recipient is legally ineligible to update such documentation.

(iii) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(iv) Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(f) Status of the Administrative Agent. The Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) duly executed originals of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account). The Administrative Agent agrees that if any documentation it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such documentation or (y) notify the Borrower in writing that (A) such documentation has expired or has become obsolete or inaccurate and (B) the Administrative Agent is legally ineligible to update such documentation as a result of any Change in Law after the Closing Date. Notwithstanding anything to the contrary in this Section 3.01(f), no Administrative Agent shall be required to deliver any documentation pursuant to this Section 3.01(f) that such Administrative Agent is not legally eligible to deliver as a result of any Change in Law after the Closing Date.

(g) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable, documented out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this Section 3.01(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i) For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes each L/C Issuer and each Swingline Lender.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund Loans whose interest is determined by reference to the Relevant Rate, or to determine or charge interest rates based upon the Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars or any Alternative Currency in the relevant interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term Benchmark Loans or RFR Loans, as applicable, in the affected Agreed Currency or, in the case of Term Benchmark Loans denominated in U.S. Dollars, to convert Base Rate Loans to Term Benchmark Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term Benchmark Loans or RFR Loans, as applicable, of such Lender in the affected Agreed Currency or, if applicable, convert all Term Benchmark Loans of such Lender denominated in U.S. Dollars to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and RFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Alternate Rate of Interest.

(a) Subject to the provisions of Section 3.03(b), if:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for determining the Term SOFR, the EURIBO Rate or the Adjusted Term CORRA (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for determining the Daily Simple SOFR, Daily Simple SONIA, the Daily Simple SARON or the RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that such Lenders have reasonably determined (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Term SOFR, the EURIBO Rate or the Adjusted Term CORRA for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing or (B) at any time, that the Daily Simple SOFR, the Daily Simple SONIA or the Daily Simple SARON, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their RFR Loans denominated in the applicable Agreed Currency;

then the Administrative Agent will promptly so notify the Borrower and each Lender. Upon receipt of such notice and until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice with respect to the relevant Benchmark, (A) any Loan Notice that requests the making of, conversion to, or continuation of an affected Term Benchmark Borrowing or an affected RFR Borrowing shall be ineffective, (B) in the case of Loans denominated in U.S. Dollars, any request for the making of, conversion to or continuation of an affected Term Benchmark Borrowing shall instead be deemed to be a request for the making of, or conversion to, as applicable, (x) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not also the subject of clause (i) or (ii) above or (y) a Base Rate Borrowing if the Daily Simple SOFR is also the subject of clause (i) or (ii) above and (C) if any affected Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the day of the Borrower’s receipt of such notice from the Administrative Agent with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then (1) in the case of Loans denominated in U.S. Dollars, such affected Term Benchmark Loans shall automatically, on the last day of the then current Interest Period applicable thereto, unless prepaid, convert to, and shall constitute, (x) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not also the subject of clause (i) or (ii) above or (y) a Base Rate Borrowing if the Daily Simple SOFR is also the subject of clause (i) or (ii) above, (2) in the case of Loans denominated in Canadian Dollars, such affected Term Benchmark Loans shall automatically, on the last day of the then current Interest Period applicable thereto, unless prepaid, convert to, and shall constitute, a Canadian Prime Rate Borrowing, and (3) in the case of Loans denominated in Alternative Currencies (other than Canadian Dollars), such affected Loans shall, on the last day of the then current Interest Period applicable thereto (or, in the case of RFR Loans, on the first Business Day after the date the Borrower receives such notice from the Administrative Agent) be prepaid by the Borrower.

(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to U.S. Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make, with the consent of the Borrower, Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, the Borrower or the Lenders pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR, the EURIBO Rate or the Term CORRA) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the borrowing of, conversion to or continuation of any Term Benchmark Loans or RFR Loans, as applicable, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (A) in the case of Loans denominated in U.S. Dollars, the Borrower will be deemed to have converted any request for the making of, conversion to or continuation of any Term Benchmark Borrowing into a request for the making of, or conversion to, as applicable, (x) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event, (B) in the case of Loans denominated in Canadian Dollars, the Borrower will be deemed to have converted any request for the making of, conversion to or continuation of any Term

Benchmark Borrowing into a request for the making of, or conversion to, as applicable, a Canadian Prime Rate Borrowing or (C) in the case of Loans denominated in any Alternative Currency (other than Canadian Dollars), such request shall be ineffective. Furthermore, if any Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.03(b), (1) in the case of Loans denominated in U.S. Dollars, such Loans shall on the last day of the then current Interest Period applicable thereto, unless prepaid, convert to, and shall constitute, (x) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event, (2) in the case of Loans denominated in Canadian Dollars, such Loans shall on the last day of the then current Interest Period applicable thereto, unless prepaid, convert to, and shall constitute, a Canadian Prime Rate Borrowing and (3) in the case of Loans denominated in any Alternative Currency, such Loans shall be prepaid by the Borrower on the first Business Day after the date the Borrower receives such notice.

3.04 Increased Costs; Reserves on Term Benchmark Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the relevant interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans or RFR Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to materially increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), to materially increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to materially reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer reasonably determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to liquidity or capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail (which shall not require the disclosure of any information that is sensitive, confidential or legally restricted) the basis and calculation of the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits obtained in the relevant interbank market, additional interest on the unpaid principal amount of each Term Benchmark Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive). Such Lender shall deliver a certificate to the Borrower setting forth in reasonable detail a calculation of such actual costs incurred by such Lender and shall certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith). The Borrower shall pay such Lender the amount shown as due on any such certificate on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender or, with respect to clause (c) below, any L/C Issuer (in each case with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender or such L/C Issuer harmless from any loss (other than lost profit), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term Benchmark Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term Benchmark Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan or in respect of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

but including any foreign exchange losses and loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Term SOFR, the EURIBO Rate or the Adjusted Term CORRA for such Loan, as applicable, and each RFR Loan made by it at the Daily Simple SOFR, the Daily Simple SONIA or the Daily Simple SARON, as applicable, in each case, by a matching deposit or other borrowing in the relevant interbank market for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan or RFR Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender or any L/C Issuer requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable, documented out-of-pocket costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender or L/C Issuer requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01 and, in each case, such Lender or such L/C Issuer, as the case may be, has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), or if any Lender becomes a Defaulting Lender or delivers a notice under Section 3.02 the effect of which would be to suspend such Lender’s obligation to make or continue Term Benchmark Loans or RFR Loans, as applicable, in the affected Agreed Currency, or in the case of Term Benchmark Loans denominated in U.S. Dollars, to convert Base Rate Loans to Term Benchmark Loans, the Borrower may (x) so long as no Default shall have occurred and be continuing, terminate (on a non-pro rata basis) the applicable Commitments of such Lender or L/C Issuer and repay all Obligations of the Borrower owing to such Lender or L/C Issuer relating to the applicable Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure exceeds the aggregate amount of the Commitments then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Borrowings (and, if no Borrowings are outstanding, deposit Cash Collateral) in an amount necessary to eliminate such excess) or (y) replace such Lender, in accordance with the procedures set forth in Section 10.13, or L/C Issuer, in accordance with the procedures set forth in Section 2.16(c).

3.07 Survival. All obligations of the Loan Parties under this Article III shall survive any assignment of rights by, or the replacement of, a Lender, termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions to Closing Date. The occurrence of the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (to the extent applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) executed counterparts of this Agreement from the Borrower, each Lender and the Administrative Agent;

(ii) executed counterparts of the Guarantee Agreement from the Borrower, each Guarantor and the Administrative Agent;

(iii) Notes executed by the Borrower in favor of each Lender requesting Notes at least three Business Days prior to the Closing Date;

(iv) a certificate of each Loan Party, executed by any Responsible Officer of such Loan Party, including or attaching the documents referred to in subclause (v) below;

(v) a copy of (A) each Organization Document of each Loan Party certified, to the extent applicable, as of a date reasonably acceptable to the Administrative Agent by the applicable Governmental Authority, (B) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (C) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (D) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation;

(vi) a customary written legal opinion (addressed to the Administrative Agent and the Lenders) of Fried, Frank, Harris, Shriver & Jacobson LLP, as counsel to the Loan Parties, and a legal opinion of Borrower’s internal counsel to the Loan Parties set forth on Schedule 4.01. The Borrower hereby request such counsels to deliver such opinions.

(b) The Administrative Agent shall have received, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel for the Administrative Agent) required to be reimbursed or paid by any Loan Party under any Loan Document.

(c) The Administrative Agent and the Arrangers shall have received all documentation at least three Business Days prior to the Closing Date and other information about the Loan Parties that shall have been reasonably requested by the Administrative Agent or an Arranger in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent or such Arranger reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and Beneficial Ownership Regulation.

(d) To the extent reasonably requested, the Administrative Agent and each requesting Lender shall have received, at least three Business Days prior to the Closing Date, in connection with the Beneficial Ownership Regulation, a customary Beneficial Ownership Certification regarding beneficial ownership or control of the Borrower in a form reasonably satisfactory to the Administrative Agent and each requesting Lender; provided that the LSTA form of Beneficial Ownership Certification shall be deemed reasonably satisfactory to the Administrative Agent and each requesting Lender.

(e) All representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or in the case of any representation or warranty that by its terms is qualified by materiality, true and correct) as of the Closing Date (other than any such representation and warranty that by its terms refers to a date prior to the Closing Date).

(f) There being no Default or Event of Default at the time of the Closing Date.

(g) [Reserved].

(h) The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying compliance as of the Closing Date with the conditions set forth in clauses (e), (f) and (j) of Section 4.01.

(i) The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income (loss) or operations, stockholders’ equity and cash flows of Parent for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income (loss) or operations, stockholders’ equity and cash flows of Parent for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than the fourth quarter of any fiscal year and subject to normal year-end adjustments); provided that filing of the required financial statements on Form 10-K and Form 10-Q by Parent will satisfy the foregoing requirements.

(j) Since December 31, 2024, there not occurring or becoming known to the Lenders any event, development or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on (1) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (2) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (3) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.

The occurrence of the Closing Date shall be confirmed by a written notice from the Administrative Agent to the Borrower and the Lenders on the Closing Date, and shall be conclusive evidence of the occurrence thereof. Without limiting the generality of the provisions of Section 9.02(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 [Reserved].

4.03 Conditions to all Credit Extensions on and after the Closing Date. On and after the Closing Date, the obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to another Type, or a continuation of Term Benchmark Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article V (excluding, in the case of all Credit Extensions made after the Closing Date, the representations and warranties set forth in Section 5.04(c), Section 5.05 and Section 5.10) and, in the case of any L/C Credit Extension, in the applicable Issuer Documents, shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by reference to materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by reference to materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to another Type or a continuation of Term Benchmark Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document, with respect to any Commitment Increase incurred in connection with a Limited Condition Transaction, at the request of the Borrower, the conditions set forth above in Section 4.03(a) and Section 4.03(b) shall be tested only at the time the agreement for such Limited Condition Transaction is entered into and not, for the avoidance of doubt, at the time of such incurrence.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as of the Closing Date (after giving effect to the Transactions) that:

5.01 Corporate Existence, Compliance with Law. Each of Parent, the Borrower and each Restricted Subsidiary (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such concepts exist in such jurisdiction), (b) has all requisite organizational power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, (c) to the extent applicable in the relevant jurisdiction, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) except as set forth on Schedule 3.03, is in compliance with all Governmental Requirements applicable to it or its property, except, in the case of the foregoing clauses (a) (except as it relates to the due organization and valid existence of the Parent and the Borrower), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

5.02 Power; Authorization; Enforceable Obligations. The execution and delivery of this Agreement and the other Loan Documents are within the corporate, limited liability company or partnership (as applicable) powers of each of the Loan Parties party thereto, and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) and, if required, stockholder, member or partner (as applicable) action (including, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of this Agreement) on the part of such Loan Parties. Each Loan Document has been duly executed and delivered by each applicable Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the other Loan Documents dated as of even date herewith does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, or any class of directors, whether interested or disinterested, of the Borrower or any other person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any such Loan Document, except (i) such as have been obtained or made and are in full force and effect, (ii) those consents, approvals, registrations and filings listed on Schedule 3.04, (iii) consents and approvals from Governmental Authorities required to be obtained in the ordinary course of business, (iv) such consents, approvals, registrations, filings or other actions, other than those specified in clause (v) below, the absence of which or failure to obtain, would not reasonably be expected to have a Material Adverse Effect, and (v) to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Administrative Agent or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC License or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC License, the FCC’s prior consent thereto.

5.03 No Legal Bar. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is a party, the issuance of Letters of Credit, the borrowings and guarantees hereunder and the use of the proceeds thereof (a) will not violate any applicable law, regulation or any order of any Governmental Authority (except for any violation of any applicable law, regulation or order of any Governmental Authority that would not reasonably be expected to have a Material Adverse Effect), (b) will not violate the charter, bylaws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any Material Contractual Obligation binding upon any Loan Party, any Restricted Subsidiary or their properties, or give rise to a right thereunder to require any payment to be made by such Loan Party (except for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any property of Parent, the Borrower or any Restricted Subsidiary (other than Liens not prohibited hereunder).

5.04 Financial Statements; No Material Adverse Effect.

(a) The audited consolidated balance sheets as at December 31, 2024, December 31, 2023 and December 31, 2022 and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for Parent for the fiscal years ended on December 31, 2024, December 31, 2023, and December 31, 2022, in each case reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Parent as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(b) The unaudited consolidated balance sheets as at September 30, 2025 and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for Parent for the fiscal quarter then ended, present fairly in all material respects the consolidated financial condition of Parent as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to normal year end audit adjustments and the absence of footnotes) unless otherwise disclosed therein.

(c) Since December 31, 2024, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.05 Litigation. Except as disclosed to the Administrative Agent in writing (including by electronic mail) prior to the Closing Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against Parent, the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (after giving effect to applicable insurance).

5.06 Taxes. Each of Parent, the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP or (b) to the extent that the failure to file such Tax returns or pay such Taxes would not reasonably be expected, individually or in the aggregate, to result in a

Material Adverse Effect. The charges, accruals and reserves on the books of Parent, the Borrower and the Restricted Subsidiaries in respect of Taxes are adequate (in accordance with GAAP) in all material respects. No Tax Lien has been filed that is material and is prohibited by Section 7.01 and, to the knowledge of the Borrower, no claim is being asserted in writing with respect to any material Tax of Parent, the Borrower or any Restricted Subsidiary (other than any claim the amount or validity of which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP).

5.07 ERISA.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, Parent, the Borrower, the Restricted Subsidiaries and each ERISA Affiliate have complied in all respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in compliance with ERISA and, where applicable, the Code.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of any Senior Officer of the Borrower, no act, omission or transaction has occurred which could reasonably be expected to result in imposition on any of Parent, the Borrower or any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan or any trust created under any such Plan has been terminated in the six consecutive year period ending on the date hereof and no steps have been taken to terminate any Plan where such termination could reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than for the payment of current premiums which are not past due) has been or is reasonably expected to be incurred by Parent, the Borrower, any Restricted Subsidiary or any ERISA Affiliate with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. No ERISA Event with respect to any Plan has occurred where such ERISA Event could reasonably be expected to result in a Material Adverse Effect.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) full payment when due has been made of all amounts which Parent, the Borrower, any Restricted Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and (ii) no failure to meet the minimum funding standard under section 303 of ERISA or section 430 of the Code, whether or not waived, exists with respect to any Plan.

(f) Except as would not reasonably be expected to result in a Material Adverse Effect, the actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets of such Plan allocable to such benefit liabilities, computed in accordance with the actuarial assumptions used for funding such Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.

(g) No contribution failure has occurred with respect to any Plan sufficient to give rise to a material lien under section 303(k) of ERISA in an amount in excess of $100.0 million.

(h) Neither Parent, the Borrower, any Restricted Subsidiary nor any ERISA Affiliate has incurred at any time in the six-year period immediately preceding the date hereof, or is reasonably expected to incur withdrawal liability under Section 4201 of ERISA to any Multiemployer Plan, except to the extent such withdrawal liability from such Multiemployer Plan would not reasonably be expected to result in a Material Adverse Effect. Neither Parent, the Borrower, any Restricted Subsidiary nor, to the knowledge of the Borrower, any ERISA Affiliate has received any notice concerning the determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical or endangered status, within the meaning of Title IV of ERISA, except as would not reasonably be expected to result in a Material Adverse Effect.

(i) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any employee benefit plan that is exempt from ERISA by reason of section 4(b)(4) thereof and is sponsored, maintained, or contributed to by Parent, the Borrower, any Restricted Subsidiary or any ERISA Affiliate.

5.08 Margin Regulations; Investment Company Act.

(a) No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Federal Reserve Board.

(b) No Loan Party is an “investment company” within the meaning of, and required to register under, the Investment Company Act of 1940, as amended.

5.09 Patriot Act; FCPA; OFAC; Sanctions.

(a) Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto; (ii) the PATRIOT Act; and (iii) the FCPA. No part of the proceeds of the Loans will be used by the Loan Parties or any of their respective Subsidiaries, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b) Neither Parent, the Borrower nor any Restricted Subsidiary, nor any director or officer of Parent, the Borrower or any Restricted Subsidiary, nor, to the knowledge of Parent or the Borrower, any employee or controlled affiliate of Parent, the Borrower or any Restricted Subsidiary, (i) is a person or is owned or controlled by one or more persons on the list of “Specially Designated Nationals and Blocked Persons”; (ii) is currently the subject of (x) any US sanctions administered or enforced by OFAC or the U.S. Department of State or (y) any sanctions administered or enforced by the European Union, the United Nations Security Council or His Majesty’s Treasury (“Sanctions”); or (iii) is located, organized or resident in a country, region or territory which is itself or whose government is the subject or target of any Sanctions. Except as authorized, including, but not limited to, by license, exemption or other provision of Sanctions, none of Parent, the Borrower or any Restricted Subsidiary will, directly or, to the knowledge of Parent or the Borrower, indirectly, use the proceeds of any Loan or Letter of Credit otherwise make available such proceeds to any subsidiary, any joint venture partner or any other person to finance or facilitate the activities of or with any person, or in any country, region or territory, that at the time of such financing or facilitating is the subject of any Sanctions, including the US sanctions administered by OFAC, or in any other manner that will result in a violation of Sanctions.

5.10 [Reserved].

5.11 EEA/UK Financial Institutions. No Loan Party is an Affected Financial Institution.

5.12 Beneficial Ownership Regulation. As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent amounts not yet due), or (except to the extent agreed by the applicable L/C Issuer that has issued such Letter of Credit or to the extent such Letter of Credit has been Cash Collateralized in an amount equal to the Minimum Collateral Amount) any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Furnish to the Administrative Agent (except for those documents or other information filed with the SEC and which are publicly available):

(a) Annual Financial Statements: As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of Parent (or such later date on which Parent is permitted to file its Form 10-K under the SEC rules), Parent’s and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness, (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (z) any breach of any financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by the Parent’s accountants and disclosed therein).

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or such later date on which Parent is permitted to file its Form 10-Q under the SEC rules), in each case, Parent’s and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of income and comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by Parent’s accountants and disclosed therein), subject to normal period-end audit adjustments.

(c) SEC Reports. Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied by furnishing (or filing with the SEC) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent or any parent thereof filed with the SEC; provided that to the extent such information relates to a parent of Parent, such information is accompanied by a description that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent, the Borrower and the Consolidated Subsidiaries, on a stand-alone basis, on the other hand.

6.02 Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (b), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.01(a) or (b), a Compliance Certificate of a Financial Officer of the Borrower (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenant contained herein and (ii) certifying as to whether a Default or Event of Default has occurred and is continuing and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and

(b) promptly following any request therefor, such other information that is reasonably available (upon the use of commercially reasonable efforts) to the Borrower regarding the operations, business affairs and financial condition of any Loan Party (including, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request (on its own behalf or on behalf of any Lender) in a written notice given in accordance with Section 10.02.

Notwithstanding anything to the contrary in this Section 6.02, none of Parent, the Borrower or any Subsidiary will be required to disclose any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (i) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Bookrunners, the L/C Issuers and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Arrangers shall treat any Company Materials that are not marked “PUBLIC” as being suitable for posting, and shall post such Company Materials, only on a portion of the Platform not designated “Public Side Information.” Other than expressly set forth in this paragraph, the Borrower shall have no obligation to make any Company Materials “PUBLIC”.

6.03 Notices. Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the Administrative Agent (for further distribution to the Lenders) of the occurrence of any Default or Event of Default. Each notice pursuant to this Section shall (a) be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and (b) describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Each notice delivered under this Section (i) shall be in writing and (ii) shall contain a heading or a reference line that reads “Notice under Section 6.03 of T-Mobile USA, Inc. Second Amended and Restated Credit Agreement dated January 5, 2026.”

6.04 Payment of Taxes. Pay and discharge as the same shall become due and payable, all Taxes imposed upon it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or applicable Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (b) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.02 and except (other than in the case of the preservation of existence of Parent and the Borrower) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06 Compliance with Laws.

(a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the FCPA and Sanctions.

6.07 Books and Records; Inspection Rights.

(a) Keep proper books of record and account in which full, true and in all material respects correct entries in conformity with (i) GAAP and (ii) all requirements of Law, are made of all material dealings and transactions in relation to its business and activities; and

(b) At any time after the occurrence and during the continuance of a Default or Event of Default, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, and as coordinated by such Lenders through the Administrative Agent, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis; provided that any discussions with such independent accountants shall be in the presence of the Borrower’s officers.

Notwithstanding anything to the contrary in this Section 6.07, no Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

6.08 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital and other general corporate purposes and not in violation of Section 5.09.

6.09 Designation of Subsidiaries. The Borrower may, by written notice to the Administrative Agent, designate any Restricted Subsidiary to be an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary if (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) prior to and after giving effect to such designation or re-designation, the Borrower shall be in compliance on a pro forma basis with the financial covenant set forth in Section 7.04. The re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of the Liens of such Subsidiary existing at such time. Notwithstanding the foregoing, as of the date hereof, each entity listed on Schedule 6.09 is an Unrestricted Subsidiary.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent amounts not yet due), or (except to the extent agreed by the applicable L/C Issuer that has issued such Letter of Credit or to the extent such Letter of Credit has been Cash Collateralized in an amount equal to the Minimum Collateral Amount) any Letter of Credit shall remain outstanding:

7.01 Liens. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness for Borrowed Money upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created under any Loan Document;

(b) Liens existing on the Closing Date (including, for the avoidance of doubt, Liens on assets supporting or otherwise in connection with Permitted Spectrum Financings existing on the Closing Date) and any renewals, modifications or extensions thereof, provided that (i) the property covered thereby is not changed other than improvements thereto and proceeds thereof and (ii) the amount secured or benefited thereby is not increased except in connection with any refinancings, refundings, renewals, replacements, modifications or extensions thereof by an amount equal to a premium or other reasonable amount paid, and fees and expenses incurred, in connection with the foregoing, and by an amount equal to any existing commitments unutilized thereunder;

(c) Liens existing on any property prior to the acquisition thereof by the Borrower or a Restricted Subsidiary or existing on property of a Person that becomes a Restricted Subsidiary prior to the time such Person becomes a Restricted Subsidiary, in each case after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as applicable, (ii) such Lien shall not apply to any other property of the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property and additions and accessions thereto and proceeds and products thereof, after-acquired property of such Person subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall secure only those obligations it secures on the date of acquisition or the date such Person becomes a Restricted Subsidiary, as applicable and any refinancings, refundings, renewals, replacements or extensions secured or benefitted thereby;

(d) Liens on Permitted Receivables Financing Assets (including liens on any deposit or other accounts primarily holding Permitted Receivables Financing Assets and excluding, for the avoidance of doubt, Liens on Spectrum) supporting or otherwise in connection with any Permitted Receivables Financing or any assets supporting or otherwise in connection with any Permitted Tower Financing;

(e) Liens on any property of any subsidiary of Parent in favor of a Loan Party or any subsidiary thereof;

(f) Liens on assets (other than Spectrum) to secure any indebtedness (including Financing Lease Obligations) incurred to finance the purchase, lease, construction, installation, replacement, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the capital stock of any Person owning such assets, so long as such indebtedness exists at the date of such purchase, lease or improvement or is created within 12 months thereafter; provided that Liens securing indebtedness permitted to be incurred pursuant to this clause (f) extend only to the assets financed with the proceeds of such indebtedness, accessions to such assets and the proceeds and products thereof, any lease or sublease of such assets (including accessions thereto), any upgrades thereof and the proceeds and products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(g) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; and

(h) Liens securing Indebtedness not expressly permitted by clauses (a) through (g) above; provided that the aggregate principal amount of outstanding Indebtedness for Borrowed Money secured by such other Liens pursuant to this clause (h) does not, at the time of, and after giving effect to the incurrence of such Indebtedness, exceed the Maximum Secured Debt Limit; provided that the Maximum Secured Debt Limit may be exceeded at the time of any refinancing, refunding, renewal, replacement, modifications or extension of any such Indebtedness so long as the aggregate principal amount of such refinancing, refunding, renewal, replacement, modifications or extension does not exceed the amount then outstanding except by an amount equal to a premium or other reasonable amount paid, and accrued and unpaid interest, and fees and expenses incurred in connection with the foregoing.

7.02 Fundamental Changes. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, merge, dissolve, liquidate, or consolidate with or into another Person, except that, subject to Section 1.13, so long as no Default exists or would result therefrom:

(a) the Borrower may merge or otherwise consolidate with any Person if (i) the Borrower is the surviving Person or (ii) the surviving Person (any such Person, the “Successor Borrower”) (A) shall be an entity incorporated or formed under the laws of the United States, any state thereof or the District of Columbia and (B) assumes in writing all of the Borrower’s Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent and provides to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, reasonably requested by the Administrative Agent (or any Lender, through the Administrative Agent), with results reasonably satisfactory to the Administrative Agent; and

(b) any Restricted Subsidiary may dissolve, liquidate, merge or otherwise consolidate with or into any Person; provided that if such other Person is the Borrower, such transaction shall comply with clause (a) above.

Upon any consolidation by the Borrower with or merger by the Borrower into any other Person, the successor Person formed by such consolidation or into which the Borrower is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.

7.03 Sanctions and Anti-Corruption. Except as authorized, including but not limited to, by license, exemption or other provision of Sanctions, neither Parent, the Borrower nor any Subsidiary will, directly or, to the knowledge of Parent or the Borrower, indirectly use the proceeds of any Loan or Letter of Credit or otherwise make available such proceeds to any subsidiary, any joint venture partner or other person to finance or facilitate the activities of or with any person, or in any country, region or territory, that at the time of such financing or facilitating is the subject of any Sanctions, including sanctions administered by OFAC, or in any other manner that will result in a violation of Sanctions. Neither Parent, the Borrower nor any Subsidiary will directly, or, to the knowledge of Parent or the Borrower, indirectly use the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

7.04 Leverage Ratio. The Borrower shall not permit the Leverage Ratio determined on a pro forma basis as of the last day of any Test Period (commencing with the Test Period ending December 31, 2025) to exceed 4.50 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both has been satisfied:

(a) Non-Payment. (i) the Borrower shall fail to pay, in the Agreed Currency required hereunder, any principal of any Loan or L/C Borrowing or any reimbursement obligation in respect of any L/C Obligation when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or any L/C Obligation, or any Loan Party shall fail to pay any fee or other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Specific Covenants. Any Loan Party shall default in the observance or performance of any agreement contained in clause (a) of Section 6.05 (with respect to the Borrower only), Section 6.03 (provided that the delivery of the notice referred to in such Section 6.03 at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default, except where a Responsible Officer had actual knowledge both that the underlying Default or Event of Default had occurred and that delivery of notice of such underlying Default or Event of Default was required, and such Responsible Officer failed to cause such notice to be delivered in accordance with Section 6.03) or Article VII;

(c) Other Defaults. Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a), (b) and (d) of this Section 8.01), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(e) Cross-Default. Parent, the Borrower or any of its Restricted Subsidiary that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money borrowed by Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which Indebtedness for Borrowed Money is guaranteed by Parent, the Borrower or any of its Restricted Subsidiaries that together would constitute a Significant Subsidiary), whether such Indebtedness or guarantee now exists, or is created hereafter, if that default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to the Threshold Amount or more, in each case for so long as such failure or acceleration is continuing; provided that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Article VIII by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in subclause (i) or (ii) of this clause (e) shall no longer be continuing with respect to such Indebtedness; or

(f) Insolvency Proceedings, Etc. (x) Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall:

(i) commence a voluntary case under any Bankruptcy Law,

(ii) consent to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(iii) consent to the appointment of a custodian of it or for all or substantially all of its property,

(iv) make a general assignment for the benefit of its creditors, or

(v) generally not be paying its debts as they become due;

or (y) a court of competent jurisdiction shall enter a final order or decree under any Bankruptcy Law that:

(i) is for relief against Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary;

and the final order or decree remains unstayed and in effect for 90 consecutive days (in respect of clause (y)(i) above) or 60 consecutive days (in respect of clause (y)(ii) and (y)(iii) above); or

(g) Judgments. Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall fail to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of the Threshold Amount (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect; or

(h) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of any Loan Document), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, except to the extent otherwise permitted hereunder or thereunder; or

(i) ERISA. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates that would reasonably be expected to result in a Material Adverse Effect during the term hereof or there shall be a lien in favor of any Plan as provided under Section 430(k) of the Code or under Section 303(k) of ERISA in an amount that would result in a Material Adverse Effect; or

(j) Change of Control Triggering Event. Any Change of Control Triggering Event shall occur.

Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 5.04 as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 6.01 as it relates to delivery requirements for financial statements) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of Parent and its subsidiaries in the previously reported information from actual results reflected in such restatement for any relevant prior period.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations pursuant to clause (c) above shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due or owing), to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Authorization and Action.

(a) Each Lender and each L/C Issuer hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each L/C Issuer authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each L/C Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each L/C Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the L/C Issuers with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the L/C Issuers (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, L/C Issuer or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender and L/C Issuer agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender or L/C Issuer for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Arranger, Syndication Agent, Documentation Agent or Bookrunner shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim under Sections 2.09, 2.10, 3.01, 3.04 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the L/C Issuers, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.04). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Parent, the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

9.02 Administrative Agent’s Reliance, Limitation of Liability, Etc..

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.03 unless and until written notice thereof stating that it is a “notice under Section 6.03” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by Parent, the Borrower, any Subsidiary, any Lender or any L/C Issuer as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or L/C Issuer, or any U.S. Dollar Equivalent.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder (to the extent not inconsistent with the Register) until such promissory note has been assigned in accordance with Section 10.06, (ii) shall rely on the Register to the extent set forth in Section 10.06 (c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or L/C Issuer and shall not be responsible to any Lender or L/C Issuer for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Competitors or the Assignment Threshold. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or Competitor or whether any assignment would cause any Lender to exceed the Assignment Threshold or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to, any Disqualified Lender or Competitor or any assignment that would cause any Lender to exceed the Assignment Threshold.

9.03 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the L/C Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY BOOKRUNNER, ANY SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and L/C Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or L/C Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.04 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or L/C Issuer, as the case may be. The terms “L/C Issuers”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, L/C Issuer or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the L/C Issuers.

9.05 Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the L/C Issuers and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the L/C Issuers and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each L/C Issuer. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.06 Acknowledgements of Lenders and L/C Issuers. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

9.07 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in Same Day Funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.07 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in Same Day Funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment to satisfy certain Obligations and is not otherwise repaid or returned to a Loan Party by the Administrative Agent, any Lender or any of their respective Affiliates, whether pursuant to a legal proceeding or otherwise

(d) Each party’s obligations under this Section 9.07 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.08 Withholding Tax. To the extent required by any applicable Laws (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Administrative Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. For purposes of this Section 9.08, the term “Lender” includes each L/C Issuer and each Swingline Lender.

9.09 Acknowledgements of Lenders and L/C Issuers. Each Lender and each L/C Issuer acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to the Administrative Agent and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither the Administrative Agent nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.10 Borrower Communications.

(a) The Administrative Agent, the Lenders and the L/C Issuers agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Except as provided in Sections 1.06, 2.18 and 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, the Borrower or the applicable Loan Party which is signatory to the Loan Document subject to amendment, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) [reserved];

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender or L/C Issuer directly affected thereby;

(d) except as provided in Section 2.18, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 8.03 without the written consent of each Lender adversely affected thereby;

(f) release all or substantially all of the Guarantors without the written consent of each Lender (except as otherwise permitted under the Loan Documents, including Section 10.25);

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h) [reserved];

(i) change Section 2.12(f) or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby; or

(j) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each L/C Issuer;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by a Swingline Lender or L/C Issuer in addition to the Lenders required above, affect the rights or duties of such Swingline Lender or L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) any Issuer Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the Borrower (and any Subsidiary party thereto) and the L/C Issuer party thereto and (iv) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Parent, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, technical error or inconsistency without the consent of any Lender, Swingline Lender or L/C Issuer. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent, Parent and the Borrower (i) to add one or more additional revolving credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

The foregoing to the contrary notwithstanding, this Agreement may also be amended in the manner provided in Section 2.18.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or internationally recognized overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person as separately provided to the Borrower; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or internationally recognized overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications or Approved Borrower Portals to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, each L/C Issuer and the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) [Reserved].

(d) Change of Address, Etc. Parent, the Borrower, the Administrative Agent and each L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent resulting from the gross negligence, bad faith or willful misconduct of such Person as determined by a final and nonappealable judgment of a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Limitation of Liability; Damage Waiver.

(a) Costs and Expenses. To the extent that the Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Bookrunners and their respective Affiliates (including the reasonable fees, charges and disbursements one firm of outside counsel for the Administrative Agent), in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions of this Agreement or any other Loan Document and (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of one firm of outside counsel for the Administrative Agent, the L/C Issuers and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest where such of the Administrative Agent, the Lender and the L/C Issuer that is affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of outside counsel for the Administrative Agent, such Lender or such L/C Issuer, as the case may be), and, if necessary, of a single firm of outside local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other outside counsel retained with the prior written consent of the Borrower (not to be unreasonably withheld or delayed)), (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable, documented out-of-pocket expenses incurred in connection with the enforcement of any Loan Document or during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Bookrunners, the L/C Issuers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and reasonable and documented out-of-pocket fees and expenses (including the fees, charges and disbursements of one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of outside local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) material to the interests of all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of outside counsel for such Indemnitee)), joint or several, to which any such Indemnitee may become subject to the extent arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the syndication of Commitments hereunder, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions any other transactions contemplated thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or any Environmental Liability relating to the Borrower or any of its Subsidiaries (including any predecessor entities) and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, or any director, shareholder or creditor of the foregoing, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related fees or expenses (in the cases of clauses (A) and (B), as determined by a court of competent jurisdiction by final and nonappealable judgment) have resulted from either (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Person, (B) the material breach of such Indemnitee’s or its Related Indemnified Person’s obligations hereunder or under any other Loan Document, (C) a dispute solely among Indemnitees (other than any claims against any Indemnitee in its capacity as the Administrative Agent, Arranger, Bookrunner or any similar role under the Loan Documents) not arising from any act or omission of Parent, the Borrower or any Subsidiary or Affiliate of the foregoing, (D) any settlement of any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding if the amount of such settlement was effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) (provided that, if settled with the Borrower’s written consent or if there is a final judgment for the plaintiff in any such actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, penalties, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with the terms of this clause (b)), or (E) indemnification payments by Lenders made pursuant to Section 10.04(c), to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 10.04(b). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, penalties, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (d) of this Section 10.04 to the Administrative Agent, each L/C Issuer and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct.

(d) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Bookrunner, any L/C Issuer and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.04(d) shall relieve the Borrower of any obligation it may have to indemnify or reimburse an Indemnitee, as provided in Section 10.04(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the termination of this Agreement, the resignation of the Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans under the Facility (including for purposes of this subsection (b), participations in L/C Obligations or Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) [Reserved]

(ii) Minimum Amounts.

(A) in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignment) that equal at least the amount specified in paragraph (b)(ii)(B) of this Section in the aggregate, or (z) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(ii)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the trade date, shall not be less than $10,000,000 or a whole multiple of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(iii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iv) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(ii)(B) of this Section and, in addition:

(A) The prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) with respect to a Loan Party has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, and does not result in such Lender, its Affiliates and Approved Funds collectively exceeding the Assignment Threshold; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each L/C Issuer (not to be unreasonably withheld or delayed) shall be required for any assignment of Commitments, unless such assignment is made by a Lender to an Affiliate of such Lender; and

(D) the consent of each Swingline Lender (not to be unreasonably withheld or delayed) shall be required for any assignment of Commitments, unless such assignment is made by a Lender to an Affiliate of such Lender.

(v) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) neither a Non-Accepting Lender nor a Non-Consenting Lender shall be required to execute an Assignment and Assumption and such Assignment and Assumption shall become effective upon execution thereof by the other parties thereto, the payment of the processing and recordation fee (if applicable) and the satisfaction of the other conditions set forth in Section 10.13 and, if applicable, Section 2.16(c). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(vi) No Assignment to Certain Persons. No such assignment shall be made (A) to those Persons separately identified as “disqualified lenders” in writing to the Administrative Agent by email to the address as separately provided to the Borrower as of the Closing Date (each, together with its Affiliates described in clause (C) below, a “Disqualified Lender”), (B) to those Persons who are competitors of the Borrower that are separately clearly identified by name in writing by the Borrower to the Administrative Agent by email to the address as separately provided to the Borrower from time to time (each, together with its Affiliates described in clause (C) below, a “Competitor”), (C) to any Affiliate (other than a bona fide debt fund that (I) is an Affiliate of a Person designated pursuant to clause (A) or (B) that is not a bona fide debt fund and (II) is primarily engaged in or that advises funds or other investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course) of a Person identified pursuant to clause (A) or (B) above that is either (x) identified in writing by the Borrower to the Administrative Agent by email to the address as separately provided to the Borrower from time to time or (y) clearly identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, (D) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (D) or (E) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person);

provided that, notwithstanding anything herein to the contrary, (i) in no event shall being identified as a “Competitor” or a “Disqualified Lender” retroactively disqualify any parties that have previously acquired an assignment or participation hereunder that is otherwise permitted, or any parties that have entered into a binding agreement with respect thereto, from becoming a Lender or a Participant (provided, further, that any such Lender shall not be permitted to acquire any further Loans, Commitments or participations from and after the date of such designation), (ii) if the Borrower provides written consent to assignment to an entity identified as a Disqualified Lender or Competitor, such entity will not be considered a Disqualified Lender or Competitor, as applicable, for the purpose of such assignment or participation and (iii) any additional designation permitted by the foregoing shall not become effective until two (2) Business Days following delivery. Upon an inquiry by any Lender to the Administrative Agent, the Administrative Agent is permitted to disclose to such inquiring Lender the list of Disqualified Lenders and Competitors in clauses (A), (B) and (C) above.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense)

shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the L/C Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Issuers and, with respect to its interests only, any Lender (except to the extent that greater disclosure is necessary to establish that such Commitment, Loan or L/C Obligation is in registered form), at the Administrative Agent’s Office (or, at the discretion of the Administrative Agent, through electronic means) or, at the option of the inspector, an office maintained by the Administrative Agent in New York, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) and Section 2.11 are intended so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any L/C Issuer, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Disqualified Lender, a Competitor or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Issuers, the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to

Section 10.01 that affects such Participant. The Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the Lender who sells the participation); provided that such Participant (A) shall be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) [Reserved].

(g) Assignments to the Borrower. The Borrower, their Affiliates and the Subsidiaries may not purchase or otherwise be the assignee of Loans or Commitments.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective officers, directors, employees, advisors (including legal counsel), independent auditors, professionals and other experts, agents or representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and any failure of such Persons to comply with this Section 10.07 shall constitute a breach of this Section 10.07 by the Administrative Agent, the relevant L/C Issuer or the relevant Lender, as applicable), (b) to the extent (i) requested or demanded by any regulatory authority having jurisdiction over such Person or its Related Parties, pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel, or otherwise required by applicable law or by any subpoena or similar legal process or (ii) reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of, such Person’s rights under any Loan Document; provided that, (A) in each case, unless prohibited by applicable law or court order, such Person shall, to the extent practicable, promptly notify the Borrower thereof prior to disclosure (other than any such request in connection with an audit or examination conducted by bank accountants or any governmental bank or other regulatory authority exercising examination or regulatory authority) and (B) in the case of clause (ii) only, and at the Borrower’s sole expense, such Person shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, (c) to any other party hereto, (d) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or any Eligible Assignee invited to be a Lender pursuant to Sections 2.16(c) or 2.17(c) or (ii) any actual or prospective party (or its or its Affiliates’ partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives) to any swap, derivative, risk protection, insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that such information shall not be shared with any Competitors previously identified to the Administrative Agent and Lenders pursuant to Section 10.06(b)(vi), (e) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (iii) any insurer or credit risk support provider, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to or is independently developed by the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates from a source other than Parent or the Borrower that is not to such Lender’s knowledge subject to confidentiality obligations to the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For purposes of this Section, “Information” means all information received from the Borrower or any subsidiary thereof relating to the Borrower or any subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning Parent or the Borrower or their subsidiaries, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

For the avoidance of doubt, nothing in this Section 10.07 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.07 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.08 Right of Setoff. If an Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits in (a) payroll accounts, (b) health savings accounts, worker’s compensation accounts and other employee benefits accounts, (c) withholding tax accounts and (d) fiduciary or escrow accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party then due and owing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. Notwithstanding the foregoing, delivery of an electronic signature via DocuSign (or other electronic signature program reasonably acceptable to the Administrative Agent) shall be effective as delivery of a manually executed signature page with respect to any Loan Document (other than this Agreement and any amendment thereof) or any other Ancillary Document.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or (except as may be Cash Collateralized in an amount equal to the Minimum Collateral Amount or as otherwise agreed by the applicable L/C Issuer) any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrower are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, Non-Accepting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its rights to payments pursuant to Sections 3.01 and 3.04 in respect of the period(s) during which it was a Lender) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from (or on behalf of) the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Accepting Lender or a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

or (ii) so long as no Default shall have occurred and be continuing, terminate (on a non-pro rata basis) the Commitments of such Non-Accepting Lender or Non-Consenting Lender and repay all Obligations of the Borrower owing to such Non-Accepting Lender or Non-Consenting Lender relating to the applicable Loans and participations held by such Non-Accepting Lender or Non-Consenting Lender as of such termination date (provided that, in the case of a Non-Consenting Lender, such termination shall be sufficient (together with all other consenting or accepting Lenders and all other assignments or terminations under this Section 10.13) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Bookrunners, the L/C Issuers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Bookrunners, the L/C Issuers and the Lenders, on the other hand, (B) the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, each Bookrunner, each L/C Issuer and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers, the Bookrunners, any L/C Issuer or any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Bookrunners, the L/C Issuers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, any other Loan Party and their respective Affiliates, and none of the Administrative

Agent, the Arrangers, the Bookrunners, any L/C Issuer or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Borrower and each other Loan Party hereby agrees not to assert any claims that it may have against the Administrative Agent, the Arrangers, the Bookrunners, any L/C Issuer or any Lender with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 [Reserved].

10.18 USA PATRIOT Act. Each Lender and each L/C Issuer that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender or any L/C Issuer) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, such L/C Issuer or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent, any Lender or any L/C Issuer, provide all documentation and other information that the Administrative Agent, such Lender or such L/C Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower and the other Loan Parties in respect of any such sum due from it to the Administrative Agent, any Lender or any L/C Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Lender or any L/C Issuer from the Borrower or any other Loan Party in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Lender or such L/C Issuer, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Lender or any L/C Issuer in such currency, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21 Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent, and each Arranger and Bookrunner hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d) For purposes of this Section 10.21, the following definitions apply to each of the capitalized terms below:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

10.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.24 Amendment and Restatement. The Borrower, the Administrative Agent, the L/C Issuers and the Lenders each agree that, upon (i) the execution of this Agreement by each of the parties hereto and (ii) satisfaction or waiver of the conditions precedent set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the Existing Credit Agreement or the Indebtedness and obligations created thereunder. The commitments of each bank that is a party to the Existing Credit Agreement shall, on the Closing Date, automatically be deemed amended and the only commitments shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof, (a) all Loans and Letters of Credit incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Letters of Credit under (and shall be governed by the terms of) this Agreement, (b) all obligations under the Existing Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as obligations under this Agreement and (c) the Administrative Agent shall have full power and authority to allocate the Commitments of the Lender as in effect immediately prior to the Closing Date such that, immediately after giving effect to such allocations on the Closing Date, each Lender shall hold the “Commitment” and “Letter of Credit Commitment” set forth next to its name on Schedules 1.01(a) and 2.01 hereto, respectively, and the Lenders further consent to any such assignments and transfers, as may be necessary (including, without limitation, assignments of funded obligations) to effect the allocations described in this clause (c)).

10.25 Release of Subsidiary Guarantors.

(a) If, in compliance with the terms and provisions of this Agreement, any Subsidiary Guarantor ceases to be a Wholly-Owned Restricted Subsidiary or becomes an Excluded Subsidiary or all or substantially all of the assets of such Guarantor are sold, exchanged, disposed or otherwise transferred (including through merger, consolidation, liquidation or dissolution), then such Guarantor shall, in the discretion of the Borrower upon notice in writing to the Administrative Agent, automatically be released from its obligations under this Agreement and the other Loan Documents, and the Guarantor Obligations created by the Guarantee Agreement in respect of such Guarantor shall automatically terminate and be released, and thereafter such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Documents.

(b) Upon the occurrence of a Guarantee Release Event, each such Subsidiary Guarantor shall, upon the written election of the Borrower, automatically be released from its obligations under this Agreement and the other Loan Documents, and the Guarantor Obligations created by the Guarantee Agreement in respect of each such Subsidiary Guarantor shall automatically terminate and be released, and thereafter each such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Documents.

(c) Any Restricted Subsidiary that becomes a Guarantor pursuant to clause (ii) of the definition of “Subsidiary Guarantor” shall, at any time, in the discretion of the Borrower upon notice in writing to the Administrative Agent, automatically be released from its obligations under this Agreement and the other Loan Documents, and the Guarantor Obligations created by the Guarantee Agreement in respect of such Guarantor shall automatically terminate and be released, and thereafter such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Documents.

(d) At the request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, execute such documents as are reasonably necessary to acknowledge any such release in accordance with this Section 10.25, so long as the Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Borrower, certifying as to satisfaction of the requirements set forth above and the release of such Guarantor’s guarantee in compliance with this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

T-MOBILE USA, INC., as Borrower

By:	/s/ Johannes Thorsteinsson
Name: Johannes Thorsteinsson
Title: Senior Vice President, Treasury & Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Executive Director

JPMORGAN CHASE BANK, N.A., as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Executive Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Nicholas Sibayan
Name: Nicholas Sibayan
Title: Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

[Signature Page to Credit Agreement]

Deutsche Bank AG New York Branch as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender, Swingline Lender, and L/C Issuer

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Michael King
Name: Michael King
Title: Vice President

MORGAN STANLEY BANK, N.A., as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender, Swingline Lender, and L/C Issuer

By:	/s/ Gill Skala
Name: Gill Skala
Title: Authorized Signatory

[Signature Page to Credit Agreement]

UBS AG, Stamford Branch, as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Muhammad Afzal
Name: Muhammad Afzal
Title: Director

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, Swingline Lender and L/C Issuer

By:	/s/ Tracy L. Moosbrugger
Name: Tracy L. Moosbrugger
Title: Managing Director

[Signature Page to Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender and L/C Issuer

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Zara Kamal
Name: Zara Kamal
Title: Executive Director

[Signature Page to Credit Agreement]

BNP Paribas,
as a Lender and L/C Issuer

By:	/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

By:	/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

[Signature Page to Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH, as a Lender and L/C Issuer

By:	/s/ Paolo de Alessandrini
Name: Paolo de Alessandrini
Title: Managing Director

By:	/s/ Jeff Sullivan
Name: Jeff Sullivan
Title: Director

[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender and L/C Issuer

By:	/s/ Jill Wong
Name: Jill Wong
Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

[Signature Page to Credit Agreement]

ING Bank N.V., Dublin Branch
as a Lender and L/C Issuer

By:	/s/ Rory Fitzgerald
Name: Rory Fitzgerald
Title: Director

By:	/s/ Rosemary Healy
Name: Rosemary Healy
Title: Director

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender and L/C Issuer

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

[Signature Page to Credit Agreement]

MUFG Bank, Ltd.,
as a Lender and L/C Issuer

By:	/s/ Eric Enberg
Name: Eric Enberg
Title: Director

[Signature Page to Credit Agreement]

National Westminster Bank plc,
as a Lender, and L/C Issuer

By:	/s/ Rhys Yeo
Name: Rhys Yeo
Title: Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION
as a Lender and L/C Issuer

By:	/s/ Antonio Mason
Name: Antonio Mason
Title: Senior Vice President

[Signature Page to Credit Agreement]

SOCIETE GENERALE,
as a Lender, and L/C Issuer

By:	/s/ Shelley Yu
Name: Shelley Yu
Title: Director

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and L/C Issuer

By:	/s/ Irlen Mak
Name: Irlen Mak
Title: Executive Director

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender and L/C Issuer

By:	/s/ Joseph Ward
Name: Joseph Ward
Title: Managing Director

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender and L/C Issuer

By:	/s/ Allan Kortan
Name: Allan Kortan
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Truist Bank,
as a Lender and L/C Issuer

By:	/s/ Alfonso Brigham
Name: Alfonso Brigham
Title: Director

[Signature Page to Credit Agreement]

U.S. Bank National Association,
as a Lender and L/C Issuer

By:	/s/ Susan Bader
Name: Susan Bader
Title: Senior Vice President

[Signature Page to Credit Agreement]

Canadian Imperial Bank of Commerce, New York Branch, as a Lender and L/C Issuer

By:	/s/ Kelly Petit de Mange
Name: Kelly Petit de Mange
Title: Executive Director and Authorized Signatory

[Signature Page to Credit Agreement]

LANDESBANK BADEN-WURTTEMBERG, NEW YORK BRANCH as a Lender and L/C Issuer

By:	/s/ Simone Ehmann
Name: Simone Ehmann
Title: Director

By:	/s/ Maximilian Radtke
Name: Maximilian Radtke
Title: Credit Analyst

[Signature Page to T-MOBILE USA, INC. Credit Agreement]